SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 23, 1998


                        SPECIALTY TELECONSTRUCTORS, INC.
               (Exact name of Registrant as specified in charter)



     NEVADA                         1-13272                      85-0421409
(State or other             (Commission File Number)          (I.R.S. Employer
  jurisdiction                                               Identification No.)
of incorporation)



         12001 STATE HIGHWAY 14 NORTH                   87008
           CEDAR CREST, NEW MEXICO                    (Zip code)
   (Address of principal executive offices)



       Registrant's telephone number, including area code: (505) 281-2197



DAFS03...:\95\66295\0003\1761\8-K6128X.58E

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

            On April 23, 1998, Specialty Teleconstructors, Inc., a Nevada corporation ("STI" and, together with its subsidiaries, the "Company"), consummated the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of February 16, 1998 and amended and restated as of April 22, 1998 (the "Merger Agreement"), among STI, OAI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of STI ("Acquisition"), OmniAmerica Holdings Corporation, a Delaware corporation ("Holdings"), OmniAmerica, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings, Omni/HSW Acquisition, Inc., which, prior to its merger with and into Holdings immediately prior to the Merger (as hereinafter defined) was a Delaware corporation ("Omni/HSW"), and HMTF/Omni Partners, L.P., a Delaware limited partnership ("OmniPartners"). On April 23, 1998, (i) Omni/HSW was merged (the "HSW Merger") with and into Holdings, with Holdings being the surviving corporation of the HSW Merger and (ii) immediately thereafter, Acquisition was merged (the "Merger") with and into Holdings, with Holdings being the surviving corporation of the Merger and, as a result of the Merger, a wholly-owned subsidiary of STI.

            At the effective time of the Merger (the "Effective Time"), each share of common stock, par value $.01 per share, of Holdings outstanding immediately prior to the Effective Time was converted into the right to receive
0.09109398 shares of common stock, par value $.01 per share, of STI ("STI Common Stock"). At the consummation of the Merger, STI issued 6,750,000 shares of STI Common Stock to OmniPartners, the former stockholder of Holdings.

            The aggregate consideration paid to acquire Holdings and its subsidiaries pursuant to the Merger Agreement was determined as the result of arm's length negotiations between STI and Holdings. Prior to the consummation of the Merger, Holdings and its subsidiaries owned assets constituting real estate, equipment and other physical property used in the operation of the wireless communications and broadcast transmission tower business and, subject to any dispositions that may be agreed upon in the future, such assets will continue to be utilized by the Company for such purposes.

            Pursuant to the Merger Agreement, effective as of the Effective Time, three of STI's directors, Terry D. Farmer, Frank D. Lackey and Jon D. Word, resigned from the Board of Directors of STI. Simultaneously therewith, the remaining members of the Board of Directors of STI increased the size of the Board of Directors to eight directors and elected one director designated by certain existing stockholders of STI, Jeffrey A. Howard, and three directors designated by Hicks, Muse, Tate & Furst Incorporated, a Texas corporation that is an affiliate of OmniPartners ("HMTF"), Jack D. Furst, Carl E. Hirsch and Lawrence D. Stuart, Jr., with one additional director to be designated by HMTF subsequent thereto, to fill the vacancies created by the increase in size of the Board of Directors of STI. The Restated Articles of Incorporation of STI provide for a classified Board of Directors. The members of the Board of Directors of STI are classified as follows:

                                Class I Directors
                                -----------------

                                Jeffrey A. Howard
                             Lawrence D. Stuart, Jr.

                               Class II Directors
                               ------------------

                                  John D. Emery
                                 Carl E. Hirsch

                               Class III Directors
                               -------------------

                               Michael R. Budagher
                               Ernie L. Carpenter
                                  Jack D. Furst

            Each Class I director will hold office until the 1998 annual meeting of stockholders of STI, each Class II director will hold office until the 1999 annual meeting of stockholders of STI and each Class III director will hold office until the 2000 annual meeting of stockholders of STI and, in each case, until his successor is duly elected or appointed and qualified in the manner provided in the Restated Articles of Incorporation of STI or Amended and Restated By-Laws of STI, or as otherwise provided by applicable law.

            At the Effective Time, pursuant to the Merger Agreement, the following individuals were elected as officers of STI:

            Jack D. Furst -- Chairman of the Board
            Carl E. Hirsch -- President and Chief Executive Officer
            Michael R. Budagher -- Chief Operating Officer and Vice Chairman Anthony S. Ocepek -- Chief Financial Officer
            Jeffrey A. Howard -- Vice President -- Corporate Development
            F. Howard Mandel -- Vice President and General Counsel
            Steven M. Smith -- Vice President -- Finance

            In connection with the consummation of the Merger, STI and certain stockholders of STI entered into that certain Post-Merger Stockholders Agreement (the "Stockholders Agreement"), dated as of April 23, 1998. Pursuant to the Stockholders Agreement, HMTF is entitled to designate up to four directors of the Board of Directors of STI, dependent upon the percentage of the STI Common Stock owned by OmniPartners and its affiliates. Also pursuant to the terms of the Stockholders Agreement, STI has the right of first offer upon the proposed transfer of certain shares of STI Common Stock that are subject to the Stockholders Agreement. In addition, OmniPartners and certain of its affiliates have agreed that prior to the termination of the Stockholders Agreement, none of them will purchase or otherwise acquire, directly or indirectly, more than 49.9% of the outstanding shares of STI Common Stock. Furthermore, none of such parties will take certain actions, including, without limitation, soliciting proxies, encouraging the formation of voting trusts or commencing other actions in order to seek control of the Board of Directors of STI.

            The description of the Merger Agreement contained herein is qualified in its entirety by reference to the definitive agreement, which is filed herewith as Exhibit 2.1 and the description of the Stockholders Agreement contained herein is qualified in its entirety by reference to the definitive agreement, which is filed herewith as Exhibit 4.1.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   Financial Statements of Businesses Acquired.

                  The following are the audited historical financial statements for (i) Holdings as of December 31, 1997 and for the period from inception (October 15, 1997) through December 31, 1997, (ii) HSW Associates, Inc., a Florida corporation ("HSW"), as of December 31, 1997 and for each of the two years in the period then ended, (iii) TowerCom, Limited, a Florida limited partnership ("TowerCom"), as of December 31, 1997 and December 31, 1996 and for the years then ended, (iv) Miller Transmission Tower Company, Limited, a Texas limited partnership ("Miller"), as of December 31, 1997 and December 31, 1996 and for the years then ended, and (v) Kline Iron & Steel Company, Inc., a South Carolina corporation ("Kline"), as of September 30, 1997 and September 30, 1996 and for the years then ended.

                         Report of Independent Auditors


Board of Directors
OmniAmerica Holdings Corporation


We have audited the accompanying consolidated balance sheet of OmniAmerica Holdings Corporation (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from inception (October 15, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OmniAmerica Holdings Corporation at December 31, 1997, and the consolidated results of their operations and their cash flows for the period from inception (October 15, 1997) through December 31, 1997, in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP


February 20, 1998

                        OmniAmerica Holdings Corporation

                           Consolidated Balance Sheet

                                December 31, 1997

ASSETS
Current assets:
  Cash                                                   $       4,442
  Accounts receivable, less allowance for doubtful
    accounts of $323                                            15,273
  Prepaid expenses                                              56,411
                                                         -------------
  Total current assets                                          76,126

Property and equipment:
  Land                                                         234,805
  Buildings and improvements                                   729,195
  Towers                                                       517,239
  Office and computer equipment                                 37,855
  Vehicles                                                      38,707
                                                         -------------
                                                             1,577,801
  Less allowance for depreciation                                2,407
                                                             1,555,394
Other assets:
  Goodwill, net of accumulated amortization of $11,848       5,040,640
  Investment in Kline Iron & Steel Co., Inc.                 7,509,019
  Other                                                        425,314
                                                            12,974,973
Total assets                                             $  14,606,493

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable                                       $     11,175
  Accounts payable, officers                                  568,184
  Accrued liabilities                                         937,895
  Note payable                                              6,325,000
                                                         ------------
                                                            7,842,254
Stockholder's equity:
  Common stock, $.01 par value:
    Authorized shares - 30,000,000
    Issued and outstanding shares - 7,501,000                  75,010
  Additional paid-in capital                                7,500,990
  Retained earnings (deficit)                               (811,761)
                                                         ------------
Total stockholder's equity                                  6,764,239
Total liabilities and stockholder's equity               $ 14,606,493


  See accompanying notes.

                        OmniAmerica Holdings Corporation

                      Consolidated Statement of Operations

       Period from Inception (October 15, 1997) through December 31, 1997


Tower rental revenues                                    $   15,597
Cost of services                                              1,206
                                                         -----------
Gross margin                                                 14,391

General and administrative expenses                         838,791
Depreciation and amortization                                14,255
                                                         ----------
                                                            853,046
                                                         ----------
Operating loss                                            (838,655)

Other income (expense):
  Equity in earnings of Kline Iron & Steel Co., Inc.        59,279
  Interest income                                              360
  Interest expense                                        (32,745)
                                                         ----------
                                                            26,894
                                                         ----------
Loss before income taxes                                 (811,761)
Income tax benefit                                               -
                                                         ----------
Net loss                                                 $(811,761)
                                                         ==========


  See accompanying notes.

                        OmniAmerica Holdings Corporation

                 Consolidated Statement of Stockholder's Equity

       Period from Inception (October 15, 1997) through December 31, 1997


                                                                 Additional       Retained             Total
                                            Common Stock          Paid-in         Earnings         Stockholder's
                                          Shares Amount           Capital         (Deficit)           Equity
                                --------------- -------------- --------------- ---------------- --------------------
Balance at October 15,
   1997 (Inception)                          -      $       -   $           -    $           -       $            -
   Common stock issued
     for cash                        7,501,000         75,010       7,425,990                -            7,501,000
   Issuance of stock
     option (Note 9)                         -              -          75,000                -               75,000
   Net loss                                  -              -               -        (811,761)            (811,761)
                                --------------- -------------- --------------- ---------------- --------------------
Balance at
   December 31, 1997                 7,501,000        $75,010      $7,500,990       $(811,761)           $6,764,239
                                =============== ============== =============== ================ ====================



  See accompanying notes.

                        OmniAmerica Holdings Corporation

                      Consolidated Statement of Cash Flows

       Period from Inception (October 15, 1997) through December 31, 1997


OPERATING ACTIVITIES
Net loss                                                     $ (811,761)
Adjustments to reconcile net loss to net cash provided by
operating activities:
  Depreciation and amortization                                   14,255
  Equity in earnings of Kline Iron & Steel Co., Inc.            (59,279)
  Provision for losses on accounts receivable                        323
  Change in operating assets and liabilities:
    Increase in accounts receivable                             (15,596)
    Increase in prepaid expenses                                (56,411)
    Increase in accounts payable, officers                       568,184
    Increase in accounts payable                                  11,175
    Increase in accrued expenses                                 937,895
                                                             -----------
Net cash provided by operating activities                        588,785

INVESTING ACTIVITIES
Purchase of property and equipment                              (76,564)
Acquisitions of tower sites and related property               (208,725)
Investment in Kline Iron & Steel Co., Inc.                   (7,374,740)
Other                                                          (425,314)
                                                             -----------
Net cash used in investing activities                        (8,085,343)
                                                             -----------

FINANCING ACTIVITIES
Proceeds from stock issuance                                   7,501,000
Net cash provided by financing activities                      7,501,000

Increase in cash                                                   4,442
Cash at beginning of period                                            -
                                                             -----------
Cash at end of period                                        $     4,442
                                                             ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for:
  Interest                                                   $         -
  Income taxes                                                         -

Non-cash investing and financing activities:
  Issuance of note payable to purchase Radio Seaway
    Incorporated (Note 8)                                      6,325,000
  Issuance of stock option (Note 9)                               75,000


  See accompanying notes.

                        OmniAmerica Holdings Corporation

                   Notes to Consolidated Financial Statements

                                December 31, 1997


1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

OmniAmerica Holdings Corporation (the Corporation), a Delaware corporation, is headquartered in West Palm Beach, Florida, and was formed by HMTF/Omni Partners, L.P. (the Partnership) as a holding company for its wholly-owned subsidiary, OmniAmerica, Inc. (Omni), on October 15, 1997. The Company owns and manages transmission towers for radio and television broadcasting, paging, cellular, personal communication system (PCS), and other wireless technologies throughout the United States.

On November 14, 1997, the Corporation acquired a one-third interest in Kline Iron & Steel Co., Inc. (Kline), a tower fabrication company, for approximately $7 million which is accounted for using the equity method (see Note 9).

Additionally, the Corporation acquired the following towers, real estate, and property during 1997, each of which was accounted for using the purchase method of accounting:

    PROPERTY ACQUIRED                                PURCHASE
           FROM                   LOCATION            PRICE         DATE ACQUIRED
-------------------------------------------------------------------------------------
Dein P. Spriggs and         Palm Beach              $ 175,000    November 24, 1997
  Robert D. Abersold          Gardens, Florida
  (three non-operating
  towers)

Radio Seaway,               Warrensville            $6,325,000   December 19, 1997
  Incorporated (one           Heights, Ohio
  operating tower)


The statement of operations includes revenues and operating costs of the acquired towers from their respective dates of acquisition.

2.    ACCOUNTING POLICIES

PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        OmniAmerica Holdings Corporation

2.    ACCOUNTING POLICIES (CONTINUED)

CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and Omni. All significant intercompany accounts and transactions have been eliminated.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

      Buildings                                          39 years
      Towers                                             15 years
      Antenna equipment                                   5 years
      Vehicles                                            5 years
      Furniture and fixtures                              7 years
      Computer and office equipment                       5 years

GOODWILL AND OTHER ASSETS

Goodwill of $5,052,488, primarily associated with the Radio Seaway, Incorporated transaction, is being amortized on a straight-line basis over its estimated useful life of fifteen years.

REVENUE RECOGNITION

Revenue is recognized as earned over the respective lease terms.

FEDERAL INCOME TAXES

Income taxes are reported under the liability method. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                        OmniAmerica Holdings Corporation

2.    ACCOUNTING POLICIES (CONTINUED)

INVESTMENT IN KLINE

The difference between the cost of the Corporation's interest in Kline and the amount of underlying equity in net assets at the date of acquisition is approximately $6.2 million, which is being amortized on a straight-line basis over 40 years.

CONCENTRATION OF CREDIT RISK

The Corporation provides services to major communications companies, most of which are in major metropolitan areas. The Corporation may perform periodic credit evaluations of the customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days.

3.    ACCRUED LIABILITIES

Accrued liabilities consist of the following:
                                                        DECEMBER 31
                                                            1997
                                                            ----

Accrued professional fees                                 $555,691
Accrued payroll and related                                332,186
Accrued franchise taxes                                     32,075
Accrued interest                                            16,636
Other                                                        1,307
                                                         ---------
                                                          $937,895

                        OmniAmerica Holdings Corporation

4.    INCOME TAXES

Deferred tax assets and liabilities are as follows:
                                                         DECEMBER 31
                                                            1997
                                                            ----
Deferred tax assets:
  Tax benefit of net operating loss carryforward          $ 64,028
  Start-up costs deferred for tax purposes                 271,643
                                                        ----------
Total deferred tax assets                                  335,671
Less:  valuation allowance                               (312,789)
                                                        ----------
                                                            22,882

Deferred tax liability:
  Equity in earnings of Kline Iron & Steel Co., Inc.
    not currently taxable                                 (22,882)
                                                        ----------
Net deferred tax assets                                 $        -
                                                        ==========



The difference between the effective income tax rate and the statutory tax rate is attributable to the uncertainty of the realization of deferred tax assets.

The Corporation has a net operating loss carryforward of approximately $165,000 for tax purposes to offset future taxable income. The net operating loss carryforward expires in 2012.

5.    RELATED PARTY

Carl E. Hirsch and Anthony S. Ocepek, officers of the Corporation, used personal funds to pay expenses relating to the formation of the Corporation, such as office space rent, travel, telephone, payroll, and purchases of property and equipment. These expenses totaled $568,184 and are included in accounts payable, officers.

                        OmniAmerica Holdings Corporation

6.    COMMITMENTS

The Company leases office space and certain equipment under operating leases expiring through 2000. Rent expense was $29,719 for the period ended December 31, 1997. Future minimum payments under non-cancelable operating leases for the year ending December 31, are as follows:

1998                                                        $42,260
1999                                                          9,000
2000                                                          1,500
                                                            -------
                                                            $52,760
                                                            =======

7.    TOWER RENTAL REVENUE

The Corporation receives rental revenue from its tenants for use of its towers. Certain leases with tenants include renewal options and/or escalation clauses. Future minimum tower rental revenues under tower leases in effect at December 31, 1997, are as follows:

1998                                                    $   493,176
1999                                                        457,782
2000                                                        402,039
2001                                                        355,797
2002                                                        259,974
Thereafter                                                  766,188
                                                        -----------
                                                         $2,734,956
                                                        ===========

8.    NOTES PAYABLE

The acquisition of Radio Seaway, Incorporated was financed by the issuance to its owner of a note payable for $6,325,000, bearing interest at 8% and due on January 7, 1998. The note was paid in full on that date, including $16,636 of accrued interest.

                        OmniAmerica Holdings Corporation

9. INVESTMENT IN KLINE IRON & STEEL CO., INC.

Summarized financial information of Kline is as follows:

                                   (UNAUDITED)                 (UNAUDITED)
                                THREE MONTHS ENDED              YEAR ENDED
                                   DECEMBER 31                 SEPTEMBER 30
                                       1997                        1997
                           -----------------------------------------------------

Sales                               $ 13,311,541                $ 49,045,582
Gross profit                           1,931,713                   6,608,425
Net income                               480,939                   1,009,375


                                   (UNAUDITED)
                                   DECEMBER 31
                                       1997
                           ----------------------------

Current assets                      $ 14,327,009
Non-current assets                     3,408,961
Current liabilities                   11,494,362
Non-current liabilities                2,267,391
Stockholders' equity                   3,974,217


In connection with the Kline transaction, the Corporation granted Jerome C. Kline, Kline's shareholder, an option to purchase up to 500,000 shares of the Corporation's common stock at an exercise price of $1.00 per share, increasing 8% per year, for a period of five years commencing on November 14, 1997, and ending on November 14, 2002. The value assigned to this option at its date of issue of $75,000 represents additional consideration for the Kline stock purchase. As of December 31, 1997, no options have been exercised.

The Corporation's investment in Kline includes a 1.5% transaction fee of $105,000 paid to Hicks, Muse, Tate & Furst Incorporated, an affiliate of the Partnership.

                        OmniAmerica Holdings Corporation

10.   PARTNERSHIP INTERESTS

The agreement under which the Partnership was formed (the Partnership Agreement) provides for conveying to members of management, interests in the partnership, representing rights to partnership distributions to the extent cumulative partnership distributions exceed specified thresholds. The partnership interests that may be allocated to members of management range from zero up to a total of 15% (rights to up to 6.4% have been allocated to members of management through December 31, 1997). The percentage to be conveyed is determined based on performance criteria set forth in the Partnership Agreement. The fair value of partnership interests earned through December 31, 1997, is not material.

11.   YEAR 2000 ISSUE (UNAUDITED)

When the Corporation was formed during 1997, it purchased Year 2000-ready computers and related office equipment. Additionally, management has determined that its towers and related equipment are unaffected by the year 2000.

12.   SUBSEQUENT EVENTS

On January 6, 1998, the Corporation issued 11,183,724 shares of common stock to the Partnership in exchange for approximately $11.2 million cash. A portion of these funds were used to pay the note payable to Radio Seaway, Incorporated.

On February 4, 1998, the Corporation issued 55,414,574 shares of common stock to the Partnership in exchange for approximately $55.4 million cash.

Through February 20, 1998, the Corporation has acquired the following towers, real estate, and property:


ACQUISITION                 LOCATION           PURCHASE PRICE   DATE ACQUIRED
--------------------------------------------------------------------------------

Ardman Broadcasting
(2 operating towers)        Ft. Pierce, FL      $ 1,350,000     January 15, 1998

TowerCom, Limited
(2 operating towers and 2
 towers under construction) Miami, FL           $27,500,000     February 5, 1998

Miller Transmission Tower
  Company Ltd.
(2 operating towers and 1
 tower under construction)  Dallas, TX          $24,100,000     February 6, 1998

                        OmniAmerica Holdings Corporation

12.   SUBSEQUENT EVENTS (CONTINUED)

On February 17, 1998, the Partnership signed a definitive agreement under which the Corporation and Specialty Teleconstructors, Inc. (Specialty), a publicly traded Nasdaq-listed company, will merge in a stock-for-stock transaction valued at approximately $500 million. The Corporation and Specialty will combine in a tax-free exchange of stock in which the Partnership will receive approximately
6.75 million newly-issued shares of Specialty in exchange for 100% of the Corporation's common stock.

Immediately prior to the closing of the Corporation's merger with Specialty, the Corporation expects to merge with Omni/HSW Acquisition, Inc. (Omni/HSW), a corporation formed by the Partnership in 1998 which, in January 1998, purchased and currently manages 22 operating towers and has two towers under construction. These transactions are expected to be completed by the end of April 1998.

                        Report of Independent Auditors


Board of Directors and Stockholder
HSW Associates, Inc.

We have audited the accompanying statement of assets sold by HSW Associates, Inc. (HSW) as of December 31, 1997, and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. for each of the two years in the period then ended. These statements are the responsibility of HSW's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the assets sold by HSW Associates, Inc. as of December 31, 1997, and the related revenues and direct operating expenses of assets sold by HSW Associates, Inc. for each of the two years in the period then ended, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


March 31, 1998

                              HSW Associates, Inc.

                Statement of Assets Sold by HSW Associates, Inc.

                                December 31, 1997


Fixed assets, at cost:
      Buildings                                                     $  152,201
      Towers                                                         1,669,608
                                                                    ----------
                                                                     1,821,809
      Less:  accumulated depreciation                                  431,812
                                                                    ----------
Fixed assets, net                                                   $1,389,997
                                                                    ==========
See accompanying notes.

                              HSW Associates, Inc.

              Statements of Revenues and Direct Operating Expenses
                     of Assets Sold by HSW Associates, Inc.




                                                     YEAR END DECEMBER 31

                                                    1997               1996
                                             ------------------  ----------

Lease revenue of assets sold                   $962,664            $638,887

Direct operating expenses of assets sold:

      Depreciation                               99,518              60,609

      Utilities                                 118,596              98,968

      Maintenance                                48,846              29,780

      Insurance                                   1,195               1,552

      Property Taxes                             33,322              20,115

      Other                                      22,563              13,429
                                             ----------          ----------

Total direct operating expenses of assets sold  324,040             224,453
                                             ----------          ----------

Excess of revenues over direct operating       $638,624            $414,434
                                             ==========          ==========
  expenses of assets sold



See accompanying notes.

                              HSW Associates, Inc.

                          Notes to Financial Statements

                           December 31, 1997 and 1996

1.    BASIS OF PRESENTATION

HSW Associates, Inc. (HSW) and OmniAmerica, Inc. (the Buyer) entered into an Agreement for the acquisition of certain towers of HSW (the Agreement) dated January 15, 1998, under which the Buyer acquired certain assets and assumed certain obligations of HSW. The assets acquired consist primarily of twenty-four telecommunication towers (the Towers) owned by HSW. Of these twenty-four towers, twenty-one are currently operational. The remaining three towers are valued at $54,252 at December 31, 1997, and are included in the Statement of Assets Sold by HSW Associates, Inc. Under the terms of the Agreement, the Buyer assumed all obligations of HSW as landlord, licensor or tenant relating to the tower space leases with respect to the period after the closing date. The Buyer also assumed all obligations of HSW subsequent to the closing date relating to the operation of the Towers and any contracts entered into by HSW during the ordinary course of business of HSW relating to the Towers but only to the extent that such contracts were chosen to be included in the obligations assumed by the Buyer. The Buyer did not assume any of the following operating liabilities incurred prior to the acquisition of the Towers: liabilities relating to litigation or claims, tax liabilities, liabilities of HSW as employer, operating liabilities incurred prior to the acquisition of the Towers, liabilities relating to indebtedness of HSW, environmental liabilities and liabilities associated with transaction costs incurred by HSW relating to the Agreement.

The accompanying statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. were prepared for the purpose of complying with the requirements of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Specialty Teleconstructors, Inc. and are not intended to be a complete presentation of HSW's assets and liabilities or revenues and expenses.

Property taxes are allocated for the assets sold by HSW based on the respective asset's net book value.

Lease revenues represent charges for tower usage billed to third-party customers under lease arrangements.

                              HSW Associates, Inc.

2.    SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is recognized ratably over the lease term, reduced by any amounts not considered collectible.

DEPRECIATION

Tower and buildings are depreciated using a straight-line method over 15 years.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FUTURE MINIMUM RENTALS

Future minimum rentals receivable under noncancelable operating leases as of December 31, 1997, are approximately:

1998                                        $1,114,145
1999                                           988,707
2000                                           883,959
2001                                           674,941
2002 and thereafter                            370,121
                                            ----------
Total                                       $4,031,873
                                            ==========

                          Independent Auditors' Report




The Partners of
TowerCom, Limited:

We have audited the accompanying balance sheets of TowerCom, Limited (the Partnership) as of December 31, 1997 and 1996 and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                              KPMG PEAT MARWICK LLP



March 19, 1998
Jacksonville, Florida

                                TOWERCOM, LIMITED

                                 Balance Sheets

                           December 31, 1997 and 1996

                  Assets                                                                  1997            1996
                  ------                                                             -------------   --------------
Cash and cash equivalents                                                               $   149,148         495,617
Accounts receivable- trade (note 3)                                                         200,134         179,699
Accounts receivable- related party (note 5)                                                 100,237          23,609
Prepaid expenses                                                                             57,825          58,868
                                                                                     --------------  --------------
         Total current assets                                                               507,344         757,793

Property, plant and equipment (notes 2, 3 and 4):                                        11,209,671      10,643,177
  Less accumulated depreciation                                                         (1,311,641)       (951,387)
                                                                                     --------------  --------------
                                                                                          9,989,030       9,691,790

Accounts receivable, net of current portion                                                 506,216         387,370
Goodwill, net of accumulated amortization of $68,117 in 1997                                258,740         280,541
  and $46,316 in 1996
Deferred debt issue costs, net of accumulated amortization of                               107,835         123,520
  $49,016 in 1997 and $33,331 in 1996
Other                                                                                        12,454          24,820
                                                                                     --------------  --------------
         Total assets                                                                   $11,290,619      11,265,834
                                                                                     ==============  ==============

     Liabilities and Partners' Capital

Current installments of long-term debt (note 3)                                             762,194         703,935
Accounts payable                                                                             10,502          11,796
Accrued liabilities                                                                          48,350          39,878
                                                                                     --------------  --------------
         Total current liabilities                                                          821,046         755,609

Long-term debt, excluding current installments (note 3)                                   5,824,760       6,552,848
                                                                                     --------------  --------------
         Total liabilities                                                                6,645,806       7,308,457
                                                                                     --------------  --------------

Partners' capital                                                                         4,644,813       3,957,377
                                                                                     --------------  --------------

Commitments (note 6)

         Total liabilities and partners' capital                                        $11,290,619      11,265,834
                                                                                     ==============  ==============

See accompanying notes to financial statements.


                                TOWERCOM, LIMITED

                            Statements of Operations

                 For the years ended December 31, 1997 and 1996




                                                     1997        1996
                                                     ----        ----

Rental income (notes 3 and 4)                     $2,720,657    2,721,020

Operating expenses (note 5):
  Salaries and benefits                              244,247      181,384
  Depreciation and amortization                      400,207      437,252
  Real estate and other taxes                         62,562       61,303
  Insurance                                           53,119       45,186
  Rent                                                22,194       17,736
  Utilities                                           69,445       69,961
  Repairs and maintenance                             81,698      101,561
  Professional fees                                   45,614       67,523
  Security                                            80,696       78,042
  Travel and entertainment                            12,200       16,637
  Promotion                                           12,116        4,226
  Other                                               37,443       31,248
                                                  ----------  -----------

      Total operating expenses                     1,121,541    1,112,059
                                                  ----------  -----------

      Net operating income                         1,599,116    1,608,961


Other, net:
  Interest income                                     43,226       16,668
  Interest expense                                 (577,590)    (663,595)
  Development expense                               (46,909)     (34,637)
                                                  ----------  -----------
      Total other                                  (581,273)    (681,564)
                                                  ----------  -----------

      Net income                                  $1,017,843      927,397
                                                  ==========  ===========



See accompanying notes to financial statements.

                                TOWERCOM, LIMITED

                         Statements of Partners' Capital

                 For the years ended December 31, 1997 and 1996

                                         TowerCom,       South-          South        John H.      Anthony S.     Total
                                           Inc.           coast        Atlantic       Wilson         Ocepek
                                                         Capital         Tower
                                                          Corp.          Corp.
                                         ---------     ----------     ----------     ---------      --------   ------------
Balance, December 31, 1995                 $32,358      1,461,885      1,461,885       279,652             -      3,235,780
Net income                                   9,274        418,998        418,998        80,127             -        927,397
Distribution to Partners'                  (2,000)       (93,000)       (93,000)      (17,800)             -      (205,800)
                                         ---------     ----------     ----------     ---------      --------   ------------
Balance, December 31, 1996                  39,632      1,787,883      1,787,883       341,979             -      3,957,377
Paid in Capital                                  -              -              -             -       675,000        675,000
Net income                                  10,178        436,634        436,634        83,505        50,892      1,017,843
Distributions to Partners'                (10,056)      (454,234)      (454,234)      (86,883)             -    (1,005,407)
                                         ---------     ----------     ----------     ---------      --------   ------------
Balance, December 31, 1997                 $39,754      1,770,283      1,770,283       338,601       725,892      4,644,813
                                         =========     ==========     ==========     =========      ========   ============



See accompanying notes to financial statements.

                                TOWERCOM, LIMITED

                            Statements of Cash Flows

                 For the years ended December 31, 1997 and 1996

                                                                                           1997            1996
                                                                                       ------------     -----------
Cash flows from operating activities:
  Net income                                                                             $1,017,843         927,397
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                         400,207         437,252
      Changes in assets and liabilities:
        Accounts receivable                                                               (215,909)       (121,555)
        Prepaid expenses and other                                                           10,942        (10,965)
        Accounts payable                                                                    (1,294)        (16,262)
        Accrued liabilities                                                                   8,472        (19,851)
                                                                                       ------------     -----------
         Net cash provided by operating activities                                        1,220,261       1,196,016
                                                                                       ------------     -----------

Cash flows from investing activities:
  Capital expenditures                                                                    (566,494)        (13,759)
                                                                                       ------------     -----------
         Net cash used in investing activities                                            (566,494)        (13,759)
                                                                                       ------------     -----------

Cash flows from financing activities:
  Paid in Capital                                                                           675,000               -
  Distributions to Partners                                                             (1,005,407)       (205,800)
  Repayment of long-term debt                                                             (669,829)       (614,543)
                                                                                       ------------     -----------
         Net cash used in financing activities                                          (1,000,236)       (820,343)
                                                                                       ------------     -----------

         Net increase (decrease) in cash and cash equivalents                             (346,469)         361,914

Cash and cash equivalents at beginning of period                                            495,617         133,703
                                                                                       ------------     -----------

Cash and cash equivalents at end of period                                              $   149,148         495,617
                                                                                       ============     ===========

Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                                              $   580,143         635,429
                                                                                       ============     ===========


See accompanying notes to financial statements.

                                TOWERCOM, LIMITED

                          Notes to Financial Statements

                           December 31, 1997 and 1996

(1)   Summary of Significant Accounting Policies

      (a)   Nature of Operations

            TowerCom, Limited, a Florida Limited Partnership (the Partnership), was formed on November 17, 1994 to engage in the business of owning, developing, constructing, leasing, operating, and selling broadcast towers and related equipment. The Partnership currently owns and leases two broadcast towers located in Dade County and Orange County, Florida.

            The Partnership is owned 1% by TowerCom, Inc., a Florida corporation, 42.898% (45.18% in 1996) by Southcoast Capital Corporation, a Florida corporation (Southcoast), 42.898% (45.18% in
            1996) by South Atlantic Tower Corporation, a Delaware corporation, 5% (0% in 1996) by TowerCom's President, and 8.204% (8.64% in 1996)
            by an individual.

      (b)   Cash Equivalents

            Cash and cash equivalents includes all short-term investments with original maturity dates of three months or less.

      (c)   Property Plant and Equipment

            Property, plant and equipment, excluding the towers and buildings, are recorded at cost and depreciated over their estimated useful lives by a method that approximates the double declining balance method.

            The towers and buildings are recorded at cost and depreciated over their estimated useful lives by the straight-line method.

      (d)   Goodwill

            Goodwill represents the excess of the purchase price over the fair value of property, plant and equipment and is amortized over 15 years by the straight-line method.

      (e)   Deferred Debt Issue Costs

            Debt origination costs are deferred and amortized over the term of the loan using the straight-line method which approximates the effective interest method.

                                TOWERCOM, LIMITED

                          Notes to Financial Statements

(1)   Summary of Significant Accounting Policies, continued

      (f)   Revenue Recognition

            Rent income is recognized as revenue over the life of the lease by the straight-line method.

      (g)   Income Taxes

            No provision for Federal or state income taxes has been made since income taxes of the Partnership are the responsibility of the Partners.

      (h)   Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (i)   Allocation of Profits and Losses and Cash Distributions

            As defined in the Limited Partnership agreement, the following summarizes the allocation of net income and losses and cash distributions:

            o The net income and losses of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests, as defined.

            o Annual cash distributions shall be made in amounts at least equal to the Federal Income Tax liability of the Partners attributable to the net income allocated to the Partners for the year calculated at an assumed marginal income tax rate of thirty one percent (31%).

            o Cash distributions for any other purpose are at the sole discretion of the General Partner and shall be distributed to the Partners in proportion to their Percentage Interests, as defined.

                                TOWERCOM, LIMITED

                          Notes to Financial Statements

(1)   Summary of Significant Accounting Policies, continued

      (j)   Impairment of Long-Lived Assets and Long-Lived Assets to be
            Disposed Of

            Long-lived assets and certain identifiable intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      (k)   Reclassifications

            Certain 1996 financial statement amounts have been reclassified to conform to the 1997 presentation.

(2)   Property, Plant and Equipment

      Property, plant and equipment consists of the following at December 31, 1997 and 1996:

                                                             Estimated
                                                            depreciable
                                   1997          1996      lives (years)
                               ------------  ------------  -------------

Land                            $ 2,558,334   $ 2,174,148        -
Land Improvements                   469,802       469,802       15
Towers                            5,680,925     5,680,925       30
Buildings                         1,690,996     1,686,643       39
Electrical, mechanical and
  technical equipment               554,559       542,042        7
Office equipment                     43,297        39,278        5
Furniture and fixtures               22,484        22,299        7
Other                                28,040        28,040        7
Construction in progress            161,234              -
                               ------------  -------------
Property, plant and equipment    11,209,671    10,643,177
Less accumulated depreciation   (1,311,641)     (951,387)
                               ------------  -------------
Net property, plant and
  equipment                     $ 9,898,030   $ 9,691,790
                               ============  =============

                                TOWERCOM, LIMITED

                          Notes to Financial Statements

(3)   Long-term Debt

      Long-term debt represents a promissory note payable to a bank, secured by all property, plant, and equipment, rents and leases. Monthly installments of $104,164, including interest at 8.23%, are payable through November 2004.

      Principal payment requirements for the next five years and thereafter are as follows:

1998                              $  762,194
1999                                 825,275
2000                                 892,423
2001                                 967,436
2002                               1,047,503
Thereafter                         2,092,123
                                  ----------
                                  $6,586,954
                                  ==========

      The fair value of long-term debt, as determined using current rates, approximates carrying value. The long-term debt was paid in full on February 6, 1998 (note 7).

(4)   Rentals under Operating Leases

      The two broadcast towers and adjacent buildings are leased under various operating leases with expiration dates extending to the year 2010. The cost and accumulated depreciation of these assets were $7,371,920 and $768,765 at December 31, 1997, and $7,367,568 and $537,924 at December 31,
      1996, respectively.

      The following is a schedule by years of the minimum future rentals on non cancelable operating leases as of December 31, 1997:

1998                              $ 2,264,917
1999                                2,113,982
2000                                1,328,255
2001                                1,153,471
2002                                  820,758
Later years                         2,834,657
                                  -----------
Total minimum future rentals      $10,516,040
                                  ===========

                                TOWERCOM, LIMITED

                          Notes to Financial Statements

(5)   Transactions With Related Parties

      Accounts receivable represent non-interest bearing advances due from two related parties.

      The Partnership had a management agreement with Southcoast. Management fees of $30,000 a year were recorded for the years ended December 31, 1997 and 1996, respectively.

      The Partnership paid $7,000 and $6,000 to a related party for reimbursement of attorney costs associated with ongoing lease review and new projects for the years ended December 31, 1997 and 1996, respectively.

(6)   Commitments

      On August 27, 1997, the Partnership entered a capital lease with the Milwaukee Area Technical College (MATC) for excess tower capacity on a transmission tower yet to be constructed, on land owned by MATC. The initial lease term is for 25 years with renewal options extending the term for up to 80 years.

      The Partnership has agreed to finance and construct the tower. The debt service cost is to be recovered from gross revenues received from tenants on the tower which the Partnership must secure. The Partnership will then share 30-35% of the remaining net cash flow after debt service cost with MATC, as defined in the lease agreement.

      To date, no contracts have been entered for the engineering, construction or financing of the tower.

(7)   Subsequent Event

      On February 6, 1998, the Partnership was sold to OmniAmerica, Inc. for $28,000,000. The senior vice president and chief operating officer of OmniAmerica, Inc. also served as president of the Partnership from May 21, 1997 to the date of sale. The note payable to the bank was paid in full in conjunction with the closing of this sale.

                          INDEPENDENT AUDITOR'S REPORT


MILLER TRANSMISSION TOWER COMPANY, LTD.
(A TEXAS LIMITED PARTNERSHIP)
New York, New York

      We have audited the accompanying balance sheets of MILLER TRANSMISSION TOWER COMPANY, LTD. (A TEXAS LIMITED PARTNERSHIP) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MILLER TRANSMISSION TOWER COMPANY, LTD. (A TEXAS LIMITED PARTNERSHIP) as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                             MENDLOWITZ WEITSEN, LLP

East Brunswick, New Jersey
March 3, 1998

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996




                  ASSETS                             1997         1996
                  ------                          ----------   ----------

ASSETS
  Cash                                            $  132,936   $  306,110
  Accounts receivable                                 19,371       20,375
  Prepaid insurance                                   12,967       12,557
  Land                                             1,207,260    1,207,260
  Towers, net of accumulated depreciation          2,079,195    2,376,219
  Investment in partnership                            5,274            -
  Deferred loan costs, net                            42,662       53,545
                                                  ----------   ----------
                                                  $3,499,665   $3,976,066
                                                  ==========   ==========
  LIABILITIES AND PARTNERS' DEFICIENCY

LIABILITIES
  Note payable                                    $3,989,443   $4,300,000
  Accrued expenses                                    47,150       43,888
  Security deposits                                  116,360       89,280
  Prepaid rental income                               19,746        1,000
                                                  ----------   ----------
                                                   4,172,699    4,434,168
PARTNERS' DEFICIENCY                               (673,034)    (458,102)
                                                  ----------   ----------
                                                  $3,499,665   $3,976,066
                                                  ==========   ==========



See notes to financial statements.

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1997 and 1996




                                                 1997         1996
                                                 ----         ----

SALES                                         $1,575,110   $1,512,843

OPERATING EXPENSES                               873,075      729,989
                                              ----------   ----------

INCOME FROM OPERATIONS                           702,035      782,854
                                              ----------   ----------

OTHER (INCOME) EXPENSES
  Interest income                               (11,739)      (1,553)
  Income from partnership                        (4,474)            -
  Amortization of other assets                    10,883          908
  Interest expense                               352,297      427,081
                                              ----------   ----------
                                                 346,967      426,436
NET INCOME                                    $  355,068   $  356,418
                                              ==========   ==========





See notes to financial statements.

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                  STATEMENTS OF CHANGES IN PARTNERS' DEFICIENCY
                 For the Years Ended December 31, 1997 and 1996


                                                                            Total
                                                   General     Limited    Partners'
                                                   Partner     Partner    Deficiency
                                                   -------     -------    ----------
PARTNERS' DEFICIENCY, DECEMBER 31, 1995            $(5,144)   $(509,376)  $(514,520)

CAPITAL DISTRIBUTIONS - 1996                        (3,000)    (297,000)   (300,000)

NET INCOME - 1996                                     3,564      352,854     356,418
                                                   --------    ---------  ----------

PARTNERS' DEFICIENCY, DECEMBER 31, 1996            $(4,580)   $(453,522)  $(458,102)

CAPITAL DISTRIBUTIONS - 1997                        (5,700)    (564,300)   (570,000)

NET INCOME - 1997                                     3,551      351,517     355,068
                                                   --------    ---------  ----------

PARTNERS' DEFICIENCY, DECEMBER 31, 1997            $(6,729)   $(666,305)  $(673,034)
                                                   ========   ==========  ==========




See notes to financial statements.

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1997 and 1996

                                                                                            1997           1996
                                                                                        ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                               $355,068     $  356,418

   Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation                                                                         297,024        281,392
        Amortization of other assets                                                          10,883            908
        (Increase) decrease in:
         Accounts receivable                                                                   1,004         29,165
         Prepaid insurance                                                                     (410)            645
        Increase (decrease) in:
         Accrued expenses                                                                      3,262         43,888
         Security deposits                                                                    27,080            200
         Prepaid rental income                                                                18,746            618
                                                                                        ------------    -----------

        Net cash from operating activities                                                   712,657        713,234
                                                                                        ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in partnership                                                                 (5,274)              -
                                                                                        ------------    -----------

     Net cash (used for) investing activities                                                (5,274)              -
                                                                                        ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable                                                                     -      4,300,000
   Deferred loan cost                                                                              -       (54,454)
   Payment of notes payable                                                                (310,557)    (4,401,424)
   Capital distributions paid                                                              (570,000)      (300,000)
                                                                                        ------------    -----------

     Net cash (used for) financing activities                                              (880,557)      (455,878)
                                                                                        ------------    -----------

NET INCREASE (DECREASE) IN CASH                                                            (173,174)        257,356

CASH, BEGINNING                                                                              306,110         48,753
                                                                                        ------------    -----------

CASH, END                                                                                   $132,936     $  306,110
                                                                                        ============    ===========

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
  CASH PAID FOR:
     INTEREST                                                                               $352,297     $  310,910
                                                                                        ============    ===========


See notes to financial statements.

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

  Miller Transmission Tower Company, Ltd. is a Texas Limited Partnership whose primary purpose is to lease tower space on two transmission towers. The towers are located in the State of Texas.

Method of Accounting

  The Partnership prepares its financial statements on the accrual method of accounting, recognizing income when earned and expenses when incurred.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Partnership considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

  Management believes that all accounts receivable as of December 31, 1997 and 1996 were fully collectible. Therefore, no allowance for doubtful accounts was recorded.

Property and Equipment

  Property and equipment is stated at cost. The cost of equipment is depreciated over the estimated useful lives of 15 years utilizing the 150% declining balance method. A change to the straight-line depreciation method was made in the year in which the straight-line method yields a higher expense than the 150% declining balance method. Depreciation expense for December 31, 1997 and 1996 was $297,024 and $281,392, respectively.

Deferred Loan Cost

  The deferred loan cost is the unamortized balance of bank fees and professional fees that were incurred to obtain long-term financing from Compass Bank. These costs are amortized on a straight-line basis over 60 months. Amortization expense for the years ended December 31, 1997 and 1996 was $10,883 and $908, respectively.

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997

Income Tax

  The Partnership is not a taxpaying entity for Federal and State income tax purposes and therefore no provision for Federal income taxes has been recorded in the financial statements. Income from the partnership is taxed to the partners on their respective income tax returns.

Partnership Allocation

  The General and Limited Partner have an agreement as to the allocation of net earnings and distributions.

Concentration of Credit Risk

  Financial instruments that potentially subject the Partnership to credit risk include cash deposits in excess of federally insured limits.

  Credit risks to the Partnership relate to the broadcasting industry which serve as its customer base.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - TOWERS
  The towers are summarized as follows:
                                                 1997          1996
                                             -----------    ----------

  Tower - Milton                             $ 4,889,029    $4,889,029
  Tower - Evelyn                                 200,000       200,000
                                             -----------    ----------
                                               5,089,029     5,089,029
  Less accumulated depreciation                3,009,834     2,712,810
                                             -----------    ----------
                                             $ 2,079,195    $2,376,219
                                             ===========    ==========

                     MILLER TRANSMISSION TOWER COMPANY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997

NOTE 3 - NOTES PAYABLE

      On November 21, 1996, the Partnership borrowed from Compass Bank, a Texas state chartered association, in the form of a promissory note, $4,300,000. The proceeds of the loan were used to refinance the existing long-term debt and for the repairs and maintenance of the towers. This note was subsequently paid off on February 2, 1998 (see Subsequent Events).

      The interest rate on the outstanding principal amount of the loan was based on the prime rate as published in The Wall-Street Journal's "Money Rates" table. The rates at December 31, 1997 and 1996 were 8.50% and 8.25%, respectively. The outstanding principal amount was to be paid in sixty monthly installments which began January 3, 1997. Accrued but unpaid interest on the loan shall be payable on the same dates as, but in addition to, the principal payments. Any additional prepayments of principal will be applied first toward accrued but unpaid interest and then to principal in the inverse order of maturity.

      The loan was collateralized by a first priority deed of trust lien on the two towers and guaranteed, jointly and severally, by each partner.

      Interest expense incurred on the above note was $352,297 and $41,388 as of December 31, 1997 and 1996, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

      The Partnership is managed by the general partner, Cadogan, Inc. The Partnership paid the general partner $231,000 and $225,080 during the years ended December 31, 1997 and 1996, respectively, for management services.

      On May 6, 1997 Miller Transmission Tower Company, Ltd. paid $800 for an eighty percent interest in Cowboy Tower Company, LLC, a newly formed Limited Liability Company. Its share of income from Cowboy Tower Company, LLC was $4,474.

NOTE 5 - SUBSEQUENT EVENTS

      The Partnership sold its land, building, and towers on February 6, 1998 and has effectively ceased active operations.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Kline Iron & Steel Co., Inc.
Columbia, South Carolina

We have audited the accompanying balance sheets of Kline Iron & Steel Co., Inc. as of September 30, 1997 and 1996, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kline Iron & Steel Co., Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                        DERRICK, STUBBS & STITH, L.L.P.

December 9,1997

                                                                     EXHIBIT A

                          KLINE IRON & STEEL CO., INC.

                                  BALANCE SHEET

                           SEPTEMBER 30, 1997 and 1996

                  ASSETS                                     1997                         1996
                  ------                                --------------              ---------------
Current Assets:
   Cash and Cash Equivalents                                $3,901,167                 $
   Accounts Receivable - Customers,
      Less, Allowance for Doubtful Accounts
      (1997 - $9,989; 1996 - $9,989)                         7,953,448                    7,158,078
   Accounts Receivable - Other                                  81,865                       47,035
   Inventories                                               2,421,259                    2,643,472
   Prepaid Expenses                                            205,953                      139,457
   Income Tax Refunds Due                                                                    47,785
   Investments                                                  30,000                       30,000
                                                        --------------              ---------------
      Total Current Assets                                 $14,593,692                  $10,065,827
                                                        --------------              ---------------

Long-Term Receivables:
   Notes Receivable - Related Parties                       $  121,296                 $    135,699
   Cash Surrender Value of Life Insurance                      215,627                      195,259
                                                        --------------              ---------------
      Total Long-Term Receivables                           $  336,923                      330,958
                                                        --------------              ---------------

Property and Equipment:
   Machinery and Equipment                                  $6,511,786                  $ 6,346,461
   Vehicles                                                    449,598                      364,843
   Office Equipment and Furniture                            1,192,001                    1,102,521
   Buildings and Improvements - West                         2,714,334                    2,699,775
      Columbia
   Leasehold Improvements - Columbia                           340,485                      329,763
   Other Property                                               19,688                       49,797
   Land - West Columbia                                        274,690                      274,690
   Construction in Progress                                      1,972
                                                        --------------              ---------------
      Total Cost                                           $11,504,554                  $11,167,850
   Less, Accumulated Depreciation                            8,127,699                    7,593,013
                                                        --------------              ---------------
      Net Property and Equipment                          $  3,376,855                 $  3,574,837
                                                        --------------              ---------------
Other Assets:
   Deposits with Others                                  $       3,740                $       3,625
   Deferred Financing Costs - Net of
      Accumulated Amortization
      (1997 - $10,735; 1996 - $6,939)                            3,691                        7,488
                                                        --------------              ---------------
      Total Other Assets                                  $      7,431                $      11,113
                                                        --------------              ---------------
                  Total Assets                             $18,314,901                  $13,982,735
                                                        ==============              ===============


LIABILITIES AND
  STOCKHOLDER'S EQUITY                                        1997                        1996
  --------------------                                  --------------              ---------------
Current Liabilities:
   Accounts Payable                                       $  2,781,335                 $  3,655,636
   Current Maturities of
    Long-Term Debt                                             570,684                      397,951
   Billings in Excess of Costs and
    Estimated Earnings                                       6,489,592                    3,384,852
   Sales Tax Payable                                            91,394                       64,430
   Payroll Taxes Payable                                        38,093                       38,839
   Accrued Expenses                                          1,497,859                      462,954
   Accrued Income Taxes                                        316,007                        5,646
   Other Liabilities                                            31,636                       30,715
                                                        --------------              ---------------
      Total Current Liabilities                            $11,816,600                  $ 8,041,023
                                                        --------------              ---------------

Long-Term Debt, Less Current Maturities:
   Notes Payable                                          $  2,778,063                  $ 3,341,526
                                                        --------------              ---------------

Deferred Income Taxes                                    $     206,960                 $     96,283
                                                        --------------              ---------------
   Total Liabilities                                        14,801,623                  $11,478,832
                                                        --------------              ---------------

Stockholder's Equity:
   Common Stock:
      Voting (100,000 shares of $1 par value
        authorized; 32,000 shares issued and
        outstanding)                                    $       32,000                $      32,000
      Non-voting (1,000,000 shares of $1 par
        value authorized; 160,000 shares
        issued and outstanding)                                160,000                      160,000
   Additional Paid-In Capital                                   11,527                       11,527
   Retained Earnings                                         3,309,751                    2,300,376
                                                        --------------              ---------------
      Total Stockholder's Equity                         $   3,513,278                 $  2,503,903
                                                        --------------              ---------------


   Total Liabilities and Stockholder's
     Equity                                               $ 18,314,901                 $ 13,982,735
                                                        ==============              ===============

  See Notes to Financial Statements.

                                                                      EXHIBIT B
                                                                        Sheet 1

                          KLINE IRON & STEEL CO., INC.
                               STATEMENT OF INCOME
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                               1997                            1996
                                                     -------------------------       ------------------------------
                                                                          % of                                % of
                                                     Amount              Sales       Amount                   Sales
                                                     ------              -----       ------                   -----

Sales                                                $49,045,582        100.00       $36,423,115             100.00
-----                                                -----------        ------       -----------             ------
Cost of Sales:
  Inventories - Beginning                            $ 2,643,472          5.39       $ 2,145,286               5.89
  Purchases - Steel                                   10,709,825         21.84         9,829,072              26.98
  Purchases - Bolts                                      486,762           .99           484,343               1.33
  Purchases - Paint                                      929,381          1.90         1,210,299               3.32
  Engineering - In House                               1,292,614          2.64         1,118,478               3.07
  Engineering - Outside                                1,842,501          3.76         1,588,207               4.36
  Plant Salaries and Wages                             3,913,893          7.98         3,145,804               8.64
  Plant Vacation and Sick Pay                            274,091           .55           264,823                .73
  Plant Payroll Taxes and Insurance                      511,003          1.04           440,934               1.21
  Plant Workman's Compensation                           210,150           .43           283,647                .78
  Plant Supervision                                      854,528          1.74           755,031               2.07
  Temporary Labor                                        297,477           .61           113,191                .31
  Quality Assurance                                      119,888           .24           110,566                .30
  Repairs and Maintenance                                723,481          1.47           590,809               1.62
  Welding Supplies                                       188,401           .38           147,418                .40
  Painting Supplies                                      189,224           .39           213,457                .59
  Small Tools and Supplies                               329,522           .67           247,334                .68
  Plant Vehicle Expense                                   82,214           .17            65,119                .18
  Utilities                                              423,735           .86           412,121               1.13
  Depression - Machinery and Equipment                   307,599           .63           167,157                .46
  Depreciation - Plant                                   160,915           .33           157,870                .43
  Rent                                                   108,000           .22           100,000                .27
  Property Taxes                                         167,176           .34           122,309                .34
  Other Plant Expense                                    162,511           .33           144,985                .40
  Sublet Fabrication                                   5,962,399         12.16         2,534,005               6.96
  Sublet Installation                                  7,228,873         14.74         3,750,948              10.30
  Purchased Finished Goods                             3,349,288          6.83         3,173,681               8.71
  Sales and Use Tax                                      369,186           .75           155,030                .43
  Insurance and Bonds                                    310,151           .63            75,143                .21
  Other Direct Job Costs                                 343,278           .70           351,496                .97
  Delivery Expense - In House                            140,314           .29           118,900                .33
  Delivery Expense - Common Carrier                      226,564           .46           721,971               1.98
                                                     -----------         -----       -----------              -----
                                                     $44,858,416         91.46       $34,739,434              95.38
Inventories - Ending                                   2,421,259          4.93         2,643,472               7.26
                                                     -----------         -----       -----------              -----
  Cost of Sales                                      $42,437,157         86.53       $32,095,962              88.12
                                                     -----------         -----       -----------              -----
     Gross Profit                                    $ 6,608,425         13.47       $ 4,327,153              11.88
                                                     -----------         -----       -----------              -----

  See Notes to Financial Statements.

                                                                     EXHIBIT B
                                                                       Sheet 2

                          KLINE IRON & STEEL CO., INC.
                               STATEMENT OF INCOME
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                 1997                              1996
                                                    --------------------------     ------------------------------
                                                                        % of                              % of
                                                        Amount          Sales          Amount             Sales
                                                        ------          -----          ------             -----
General and Administrative Expenses:
  Administrative Salaries                           $  1,784,835          3.64     $  1,154,904              3.17
  Vacation and Sick Pay                                   25,680           .05           19,765               .05
  Payroll Taxes and Insurance                            120,337           .25          101,764               .28
  Selling Expenses                                     1,296,328          2.64        1,126,255              3.09
  Commissions                                             33,500           .07
  Profit Sharing Contribution                            233,727           .48           42,684               .12
  Office Supplies                                         51,555           .11           56,848               .16
  Office Repairs and Maintenance                          30,844           .06           22,479               .06
  Temporary Services                                       2,914                         20,819               .06
  Advertising                                             17,994           .04           18,158               .05
  Telephone and Telegraph                                 46,708           .10           48,257               .13
  Dues and Subscriptions                                  42,870           .10           33,441               .10
  Travel and Entertainment                                53,355           .11           48,660               .13
  Taxes and Licenses                                      49,505           .10           53,358               .15
  Insurance - General                                    293,365           .60          247,852               .68
  Insurance - Life                                       114,622           .23           58,922               .16
  Utilities                                               32,432           .06           30,887               .09
  Legal and Auditing                                      89,332           .18           66,659               .18
  Special Services and Education                         130,612           .27           54,051               .15
  Automobile Expense                                      47,436           .10           48,604               .13
  Depreciation - Vehicles                                  1,500                          1,500
  Depreciation - Office Equipment                         21,328           .04           18,367               .05
  Depreciation - Furniture and Fixtures                    3,597                          4,718               .01
  Depreciation - Office Building                          15,565           .03           14,726               .04
  Amortization - Cost of Obtaining Loan                    3,796                          4,214               .01
  Rent                                                   100,000           .20          100,000               .28
  Janitorial Services                                     22,116           .05           19,434               .05
  Other General Expenses                                  77,261           .16           64,253               .18
                                                      ----------          ----       ----------              ----

     Total General and Administrative
        Expenses                                      $4,743,114          9.67       $3,481,579              9.56
                                                      ----------          ----       ----------              ----

           Operating Income                           $1,865,311          3.80       $  845,574              2.32
                                                      ----------          ----       ----------              ----

See Notes to Financial Statements.

                                                                      EXHIBIT B
                                                                        Sheet 3

                          KLINE IRON & STEEL CO., INC.
                               STATEMENT OF INCOME
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                 1997                               1996
                                                      ------------------------        -----------------------------
                                                                         % of                                 % of
                                                         Amount          Sales           Amount               Sales
                                                         ------          -----           ------               -----
Other Income and Deductions:
  Other Income:
    Discounts Earned                                   $  18,962           .04         $  17,885                .05
    Interest Earned                                      114,813           .23             4,344                .01
    Gain on Sale of Fixed Assets                           7,500           .02
    Net Recoveries of Bad Debts                            7,545           .02             3,685                .01
    Service Charges                                           55                             105
    Other Income                                           5,223           .01             3,782                .01
    Management Fees                                       26,250           .05
                                                      ----------          ----         ---------               ----

         Total Other Income                            $ 180,348           .37         $  29,801                .08
                                                      ----------          ----         ---------               ----

    Other Deductions:
     Discounts Allowed                                         $                      $    4,813                .01
     Interest Expense                                    339,845           .69           402,727               1.11
     Contributions                                        76,251           .16            36,563                .10
     Loss on  Disposal of Fixed Assets                    11,032           .02
     Other Deductions                                     14,989           .03            47,113                .13
                                                      ----------          ----         ---------               ----

         Total Other Deductions                       $  442,117           .90         $ 491,216               1.35
                                                      ----------          ----         ---------               ----
         Income Before Income Taxes                   $1,603,542          3.27         $ 384,159               1.05
                                                      ----------          ----         ---------               ----

Income Taxes:
  States                                              $   87,711           .18         $  19,031                .05
  Federal                                                506,456          1.03            88,110                .24
                                                      ----------          ----         ---------               ----

     Total Income Taxes                               $  594,167          1.21         $ 107,141                .29
                                                      ----------          ----         ---------               ----
         Net Income - Exhibit C                       $1,009,375          2.06         $ 277,018                .76
                                                      ==========          ====         =========               ====
         Net Income - Per Share                       $     5.26                       $    1.44
                                                      ==========                       =========


See Notes to Financial Statements.

                                                                      EXHIBIT C

                          KLINE IRON & STEEL CO., INC.

                         STATEMENT OF RETAINED EARNINGS

                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996



                                                    1997          1996
                                                 ----------    ----------

Retained Earnings, Beginning                     $2,300,376    $2,023,358

Net Income - Exhibit B                            1,009,375       277,018
                                                 ----------   -----------

Retained Earnings, Ending - Exhibit A            $3,309,751    $2,300,376
                                                 ==========    ==========


See Notes to Financial Statements.

                                                                     EXHIBIT D

                          KLINE IRON & STEEL CO., INC.

                             STATEMENT OF CASH FLOWS

                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                           1997             1996
                                                                                     ---------------   --------------
     Cash Flows from Operating Activities:
       Net Income - Exhibit B                                                             $1,009,375      $   277,018
       Adjustments to Reconcile Net Income to Net Cash
       Provided by (Used in) Operating Activities:
         Depreciation and Amortization                                                       595,442          426,358
         Deferred Income Taxes                                                               110,677           76,272
         Allowance for Doubtful Accounts                                                                      (5,750)
         (Gain) Loss on Sale of Property and Equipment                                         3,532
         Changes in Operating Assets and Liabilities:
           (Increase) Decrease in Accounts Receivable                                      (830,200)      (1,979,227)
           (Increase) Decrease in Inventories                                                222,213        (498,186)
           (Increase) Decrease in Prepaid Expenses                                          (66,496)          351,685
           (Increase) Decrease in Other Assets                                                47,671         (52,141)
           Increase (Decrease) in Accounts Payable and Accrued Expenses                      498,104        1,774,777
           Increase (Decrease) in Excess Billings                                          3,104,740        1,516,854
                                                                                     ---------------   --------------
              Net Cash Provided by (Used in) Operating Activities                         $4,695,058       $1,887,660
                                                                                     ---------------   --------------

     Cash Flows from Investing Activities:
       Purchase of Property and Equipment                                               $  (409,696)     $(1,527,661)
       Purchase of Investment Property                                                                      (219,989)
       Proceeds from Sale of Investment Property                                                              440,542
       Proceeds from Sale of Property and Equipment                                           12,500
       (Increase) Decrease in Notes and Loans Receivable                                      14,403         (28,533)
       (Increase) Decrease in Cash Surrender Value of Life Insurance                        (20,368)         (22,033)
                                                                                     ---------------   --------------
              Net Cash (Used in) Investing Activities                                   $  (403,161)     $(1,357,674)
                                                                                     ---------------   --------------

     Cash Flows from Financing Activities:
       Net Principal Payments on Debt                                                   $  (390,730)    $   (870,793)
                                                                                     ---------------   --------------

     Net Increase (Decrease) In Cash                                                      $3,901,167    $   (340,807)

     Cash:
       Beginning                                                                                              340,807
                                                                                     ---------------   --------------
       Ending                                                                             $3,901,167      $   -----
                                                                                     ===============   ==============

     Supplemental Disclosures of Cash Flow Information:
       Cash Payment for:
         Interest                                                                        $   356,610      $   400,454
                                                                                     ===============   ==============
         Income Taxes (Net of Refunds)                                                   $   114,685      $   156,868
                                                                                     ===============   ==============

     See Notes to Financial Statements.

                                                                     EXHIBIT E
                                                                       Sheet 1

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

1.  Nature of Business and Significant Accounting Policies:

  1.1       Nature of Business:

            The Company, founded in 1923, contracts nationally and internationally for the fabrication of structural and tower steel products for private, industrial, commercial and governmental markets. The Company's revenue from an individual customer typically exceeds 10% of the total revenue from all contracts during the year. Because of the nature of the Company's business, the major customers will vary between years.

  1.2       Revenue Recognition

            The Company recognizes revenue from contacts on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total cost of each contract. This method is used because management considers total cost to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. The asset "costs and estimated earnings in excess of billings" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings" represents billings in excess of revenues recognized.

  1.3       Cash and Cash Equivalents:

            Cash and Cash Equivalents include cash in banks and all highly liquid investments with a maturity of three months or less.

  1.4       Inventories:

            Inventories of structural steel (materials only) are stated at cost, using the last-in, first-out method (LIFO). All other inventories are valued at the lower of cost or market, using the first-in, first-out method (FIFO).

  1.5       Property and Equipment:

            Property and Equipment is recorded at cost. For financial reporting purposes, depreciation is computed using principally the straight-line method over the useful lives of the assets which are as follows:

                                                                      EXHIBIT E
                                                                        Sheet 2

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

1.  Nature of Business and Significant Accounting Policies (continued):

  1.5       Property and Equipment (continued):
                                                Years
                                                -----
            Autos and Truck                       5
            Machinery and Equipment             5 to 10
            Office Furniture and Fixture          7
            Computer Hardware and Software        5
            Buildings                           10 to 20
            Leasehold Improvements               10

            For income tax purposes, depreciation is computed using principally the accelerated methods over recovery periods prescribed by current tax law.

  1.6       Deferred Income Taxes:

            Deferred income taxes are provided for in the financial statements as a result of timing differences between book income and taxable income. Timing differences arise principally from the use of accelerated methods of depreciation.

  1.7       Profit Sharing Plan:

            The Company offers a defined contribution profit sharing plan under
            Section 401(k) of the Internal Revenue Code covering employees who meet the age and service requirements. Employees may elect to make voluntary salary reduction contributions of from 1% to 15% of their compensation limited to $9,500 per calendar year (amount adjusted annually). During the year ended September 30, 1996, the plan was amended to provide for employer matching contributions of 25% of the employee's salary reductions up to 4% of compensation. Additionally, the Company has made discretionary contributions based on net profits of $233,727 and $42,684 for 1997 and 1996, respectively. At September 30, 1997 and 1996, the Company had unfunded contributions to the plan of $233,727 and $42,684, respectively. Profit sharing plan expense, including employer matching and discretionary amounts, for the years ended September 30, 1997 and 1996 were $282,376 and $49,286, respectively.

  1.8       Deferred Loan Costs:

            The Company has incurred $14,427 in financing costs in connection with obtaining several loans. These costs are being amortized over the lives of these loans using the straight-line method. Accumulated amortization at September 30, 1997 and 1996 was $10,735 and $6,939, respectively.

  1.9       Bad Debts:

            Bad debts are provided for using the reserve method of accounting.

                                                                     EXHIBIT E
                                                                       Sheet 3

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

1.  Nature of Business and Significant Accounting Policies (continued):

  1.10   Use of Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  Inventories:

    Inventories consist of:
                                          1997                 1996
                                      -----------          -----------
     Raw Material, structural steel   $ 1,694,906          $ 2,319,408
     Work in Process                      615,049              186,020
     Bolts                                  7,000               37,000
     Paint                                 69,104               67,298
     Plant Supplies                        35,199               33,746
                                      -----------          -----------

    Totals                            $ 2,421,258          $ 2,643,472
                                      ===========          ===========


    Under the last-in, first-out (LIFO) method of valuing inventories, the procedure has been to charge higher costs to cost of goods sold while deferring relatively lower costs in inventory, thereby reducing earnings and inventories both for financial reporting and income tax purposes. The amounts of inventories valued by the last-in, first-out (LIFO) method, $1,694,906 at September 30, 1997 and $2,319,408 at September 30, 1996, are
    less than replacement or current cost by $1,826,129 and $1,435,588, respectively.

    The last-in, first-out (LIFO) method's effect was to decrease net income for the year ended September 30, 1997 by $390,541 and to decrease net income for the year ended September 30, 1996 by $158,641.

3.  Investments:

    Investments are categorized as available-for-sale and consist of the following:

                                                         1997       1996
                                                         ----       ----

              State of Israel floating rate Bonds     $ 30,000    $ 30,000
                                                      ========    ========

                                                                      EXHIBIT E
                                                                        Sheet 4

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

4. Notes Receivable - Related Parties:

    Related party notes receivable consist of non-interest bearing notes arising from Company payments of premiums on life insurance policies owned by certain corporate executives or their wives under split-dollar life insurance agreements. The notes are collateralized by assignment of the cash surrender values of those policies which in aggregate at September 30, 1997 and 1996 were $113,796 and $91,082, respectively.

5.  Notes Payable and Capital Lease Obligations:

  5.1 On October 24, 1994, the Company entered into a loan agreement with Carolina First Bank which provided for three types of financing. This agreement was subsequently modified on March 26, 1996. The financing arrangement includes:

            A revolving working capital line of credit in the maximum amount of $3,000,000. Interest only payments, based on the bank's prime rate plus one percent (prime + 1%) are payable monthly with the entire balance becoming due on April 2, 1997. The due date was subsequently extended until April 2, 1998.

            A permanent working capital term loan in the amount of $965,000. Interest on this loan is calculated at the bank's prime rate plus one percent (prime + 1%). The note provides for monthly interest and principal payments of $12,620 with the entire remaining balance due April 2, 1999. The note also provides for an additional principal payment due December 15th each year based on 25% of year-end net income after taxes less current maturities of long-term debt. An additional principal payment of $146,230 is due for the year ended September 30, 1997. No additional principal payment was due for the year ended September 30,1996.

            A $550,000 mortgage loan. The loan provides for monthly principal payments of $3,056 plus interest at the bank's prime rate plus one percent (prime + 1%) with the remaining balance becoming due on September 2, 1997. The due date was subsequently extended until April 2, 2000.

            The above loans are cross-collateralized and are secured by liens on the Company's accounts receivable, equipment, inventories and by a first mortgage on the Company's West Columbia real property. Carolina First Bank also received assignment of a $2 million face value life insurance policy on Mr. Jerome C. Kline (the Company's President). These loans are unconditionally guaranteed by Mr. Jerome
            C. Kline.

            The loan agreements contain various restrictive covenants pertaining to net working capital, current ratios, tangible net worth, debt to tangible net worth and cash flow. At September 30, 1997 and 1996, the Company was not in compliance with the loan's indebtedness to tangible net worth covenant, however, the Company subsequently received waivers of that covenant violation from Carolina First Bank effective until October 1, 1998.

                                                                      EXHIBIT E
                                                                        Sheet 5

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

5.  Notes Payable and Capital Lease Obligations (Continued):

  5.2 On March 1, 1994, the Company entered into a promissory note with a major shareholder which provided for the following:

            A promissory note agreeing to pay the shareholder the principal sum of $835,175 in thirteen (13) equal annual installments of $60,000 beginning on March 1, 1995 and continuing through March 1, 2007 with the entire remaining principal balance being due and payable on March 1, 2008. Interest at the prime rate plus one-half of one percent (prime + 1/2%) was payable monthly beginning April 1, 1994.

            Mr. Jerome C. Kline, President, had personally guaranteed the obligations of the Company under this agreement and as security for this personal guarantee had granted to the shareholder a first lien mortgage on his real estate on Huger Street, Columbia, S.C. The Company had also agreed to carry life insurance on the shareholder in the amount sufficient to cover the note. The life insurance policy had been assigned to the shareholder as further collateral for the Company's obligation.

            In November 1997, the Company paid the remaining principal balance of this note in full. Prior written consent waiver was obtained from Carolina First Bank and the surety company. The Company's balance sheet (Exhibit A) reflects both current and long-term portions of this debt at September 30, 1997 as if the note was to be paid according to the original schedule of payments to avoid distortion of the Company's financial ratios.

  5.3 On February 8, 1994, the Company financed the purchase of an angle machine for $197,000 with Machine Tool Finance Corp. The terms of the agreement are a down payment of $4,000 and 65 monthly payments of $3,676 including interest of 8.08%, beginning April 1, 1994 through August 1, 1999.

  5.4 On August 16, 1994, the Company financed the purchase of a 1994 Dodge Intrepid for $16,800 with GMAC. The note provides for monthly payments of $532 including interest of 8.5%, beginning September 30, 1994 through August 31, 1997.

  5.5 On January 1, 1995, the Company financed the purchase of a Drill and Marking Press Machine for $496,851 with Machine Tool Finance Corp. The terms are 84 monthly payments of $7,942 including interest at a rate which is 275 basis points over "LIBOR", beginning February 1, 1995 through March 1, 2002.

  5.6 On June 10, 1994, the,Company financed the purchase of a phone system for $76,753 with Siemens Credit. The terms are 60 monthly payments of $1,594 including interest of 10%, beginning June, 10, 1994 through May 1, 1999.

                                                                     EXHIBIT E
                                                                       Sheet 6

                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

5. Notes Payable and Capital Lease Obligations (Continued):

  5.7 On September 9, 1996, the Company entered into a capital lease agreement with Amplicon, Inc. involving a Peddinghaus coping machine. The term of the lease provide for a down payment of $5,107, twenty (20) quarterly payments of $15,321 including interest at 8.05% beginning December 1, 1996 through September 1, 2001 and a final purchase payment of $27,951 due October 1, 2001. The coping machine has been capitalized at a cost of $285,394 with accumulated depreciation of $28,538 at September 30, 1997.

  5.8 On October 17, 1995, the Company entered into a term loan agreement with the South Carolina Jobs-Economic Development Authority (JEDA) to provide a $500,000 community development block grant loan for equipment acquisition and working capital at its West Columbia plant. The lender is the City of West Columbia, South Carolina. Under the terms of the loan, $250,000 is to be used for equipment acquisition and $250,000 for working capital. Interest accrues at eight and one-half percent (8 1/2%) fixed. The loan is to be repaid in 59 equal monthly installments of $6,082 including interest beginning October 31, 1995 through July 31, 2000 with a final payment of $318,150 due August 31, 2000.

            The loan is secured by a first purchase money lien on equipment acquired with loan proceeds and a second priority blanket lien on all furniture, fixtures, machinery and equipment owned by the Company. Carolina First Bank (See Note 5.1) has granted waiver of its security lien as it relates to equipment purchased with JEDA loan proceeds. This loan has also been unconditionally guaranteed by Mr. Jerome C. Kline (the Company's President) and life insurance in the face amount of $500,000 on Mr. Kline has been collaterally assigned.

            This loan is pursuant to certain job creation restrictions whereby if the Company fails to create/retain twenty-five (25) new jobs after twenty-four (24) months, JEDA has the right to demand payment of the loan balance or to increase the rate of interest up to an additional five percent (5%). This stipulation was satisfied during the year ended September 30, 1997.

            On March 27,1996, the South Carolina Jobs-Economic Development Authority transferred and assigned this loan to WAMCO XXIV, LTD.

  5.9 On September 28, 1995, the Company entered into a note payable to Concord Commercial in the amount of $342,200 to purchase a Pangborn vertical blasting machine and a Peddinghaus fabripunch machine. The note bears interest at eight and one quarter percent (8.25%) and is payable in sixty (60) monthly installments of $5,340 beginning October 13, 1995 through September 13, 2000 with one final payment of $117,765 due October 13, 2000. The note is collateralized by the equipment purchased.

                                                                     EXHIBIT E
                                                                       Sheet 7
                         KLINE IRON & STEEL CO., INC.
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

5.  Notes Payable and Capital Lease Obligations (Continued):

  5.10 On November 25, 1996, the Company financed the purchase of a 1996 Chevrolet Impala for $26,238 with Carolina First Bank. The note provides for 36 monthly payments of $827 including interest at 8.264% beginning January 2, 1997.

  5.11 The comparative principal balances of notes payable are as follows:

                                                               1997               1997
                                                            ------------      ------------
Carolina First Bank - Line of Credit (Note 5.1)               $                 $
Carolina First Bank - Working Capital (Note 5.1)                 876,003           940,970
Carolina First Bank - Mortgage Loan (Note 5.1)                   449,167           482,778
Shareholder Stock Purchase (Note 5.2)                            655,175           715,175
Machine Tool  Finance Corp. (Note 5.3)                            74,852           111,195
GMAC (Note 5.4)                                                                      5,615
Machine Tool Finance Corp. (Note 5.5)                            336,928           399,573
Siemens Credit (Note 5.6)                                         27,883            43,327
Amplicon Lease (Note 5.7)                                        215,501           271,930
JEDA Loan (Note 5.8)                                             431,826           466,482
Concord Commercial (Note 5.9)                                    261,794           302,432
Carolina First Bank - Auto Loan (Note 5.10)                       19,618
                                                            ------------      ------------

    Totals                                                    $3,348,747        $3,739,477
Less, Current Maturities                                         570,684           397,951
                                                            ------------      ------------
  Long-Term Portion                                           $2,778,063        $3,341,526
                                                            ============      ============


  5.12 Future maturity of debt is as follows:

     Year Ending September 30,
               1998                     $   570,684
               1999                       1,024,754
               2000                         978,283
               2001                         336,371
               2002                          83,480
         Subsequent Years                   355,175
                                         ----------
                                         $3,348,747
                                         ==========

                                                                     EXHIBIT E
                                                                       Sheet 8
                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996

6.  Uncompleted Contracts:

    Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:
                                         1997            1996
                                     ------------    -----------

Costs Incurred on Uncompleted
  Contracts                           $44,003,729    $27,916,466
Estimated Earnings                      7,192,472      3,895,673
                                     ------------   ------------
                                      $51,196,201    $31,812,139
                                     ------------   ------------
Billings to Date                       57,685,793     35,196,991
                                     ------------    -----------
Billings in Excess of Costs and
  Estimated Earnings                  $ 6,489,592    $ 3,384,852
                                      ===========    ===========


7.  Income Tax Matters:

    Net deferred tax liability at September 30 consists of the following components:

                                        1997             1996
                                   -------------      ----------

Depreciation                          $(217,832)      $(130,662)
Bad Debt Reserve                           3,726           3,726
Inventory Capitalization                   7,146          10,171
Contributions Carryforward                                20,482
                                   -------------      ----------
  Total Deferred Income Taxes         $(206,960)      $ (96,283)
                                   =============      ==========


    The provision for income taxes charged to operations for the year consists of the following:

                                          1997            1996
                                        --------        --------

Current Tax Expense                     $483,490         $30,869
Deferred Tax Expense                     110,677          76,272
                                        --------        --------
  Total Income Tax Expense              $594,167        $107,141
                                        ========        ========


    The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended September 30, 1997 and 1996 due to the following:

                                          1997            1996
                                        --------       ---------

Computed "Expected" Tax Expense         $545,204       $ 133,072
Increase (Decrease) in Income Taxes
Resulting from:
  Depreciation Method Difference        (75,746)       (110,203)
  Nondeductible Expenses                  47,575          38,596
  State Income Taxes, Net of
    Federal Tax Benefit                   48,097           8,012
  Difference in Book and Tax Loss
    on Assets Disposed                   (3,712)
  Contributions Carryover               (17,770)
  Alternative Minimum Tax               (60,158)        (38,608)
  Deferred Tax Increase                  110,677          76,272
                                       ---------      ----------
                                       $ 594,167       $ 107,141
                                       =========       =========

                                                                     EXHIBIT E
                                                                       Sheet 9
                          KLINE IRON & STEEL CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996


8.  Related Party Transactions:

    The Company leases its Huger Street property from the Company's President and major stockholder, Mr. Jerome C. Kline. The lease is for a period of ten years beginning February 1, 1994 for a monthly rental of $ 16,666 ($200,000 annually).

    On March 1, 1994, the Company purchased and retired 269,000 shares of non-voting common stock from a major shareholder for $895,175 (See Note 5.2 for additional information).

    Until July 1997, the Company's major shareholder, Mr. Jerome C. Kline, owned a 40% interest in Prioleau Steel, Inc. In July 1997, Mr. Kline disposed of all of his ownership in Prioleau. During the periods, the Company had business transactions with Prioleau as follows:

                                        1997            1996
                                   --------------    -----------

Transactions:
  Sales To                         $      127,054    $   181,295
  Purchases From                        2,334,725        226,916
Balances:
  Accounts and Notes Receivable            34,667         55,480
  Accounts Payable                        476,207


    As discussed in Note 4, the Company is owed $ 121,296 by certain executives or their wives pursuant to split-dollar life insurance agreements.

9.  Lease Commitments:

    The Company has entered into certain lease agreements covering real property (Note 8) and vehicles. Minimum future lease payments at September 30, 1996 ar summarized as follows:

  Year Ending September 30,
       1998                         $   229,995
       1999                             209,838
       2000                             200,000
       2001                             200,000
       2002                             200,000
       Thereafter                       266,668
                                    -----------
                                     $1,306,501

10. Subsequent Event - Change in Ownership

    In November 1997, Mr. Jerome C. Kline, the Company's President and former sole shareholder, sold one-third of his stock in the Company to OmniAmerica, Inc. and a one-third interest in his Huger Street rental property (see Note
    8) to Carl E. Hirsch and Anthony S. Ocepek. Mr. Kline maintains management of the Company.

                                                                     SCHEDULE 1


                          KLINE IRON & STEEL CO., INC.

                       SCHEDULE OF LIFE INSURANCE IN FORCE

                               SEPTEMBER 30, 1997

                             Policy      Policy     Amount of     Annual      Cash           Type       Insured         Owner and
                             Number       Date      Insurance     Premium   Surrender                                  Beneficiary
                                                                              Value
                                                                             9/30/97
                          ----------   ---------   ------------  --------  -----------  --------------  ---------     --------------
Jefferson-Pilot Life      JP4325636     8/12/94     $2,000,000    $17,500  $            Universal Life  Jerome C.      Kline Iron &
  Insurance Company,                                                                                    Kline          Steel Co.,
  Greensboro, N.C.                                                                                                     Inc.(a)

Jefferson-Pilot Life      TP4375052     9/11/95        500,000      2,275               10 Year Term    Jerome C.      Kline Iron &
  Insurance Company,                                                                                    Kline          Steel Co.,
  Greensboro, N.C.                                                                                                     Inc.(b)

Manufacturers Life        5808645-5     8/7/90       1,300,000     55,000  213,014      Flexible        B.H. Kline     Kline Iron &
  Insurance Company                                                                     Premium                        Steel Co.,
  Toronto, Ontario                                                                      Adjustable                     Inc.(c)
                                                                                        Life

Jefferson-Pilot Life      JP4454060     7/1/97         400,000      5,400     2,613     Adjustable      R.C. White     Kline Iron &
                                                  ------------             --------
  Insurance Company,                                                                    Joint                          Steel Co.,
  Greensboro, N.C.                                                                      Ownership Life                 Inc. and
                                                                                                                       R.C. White

Totals                                              $4,200,000             $215,627
                                                    ==========             ========



(a) Collaterally assigned to Carolina First Bank
(b) Collaterally assigned to JEDA
(c) Collaterally assigned to Mr. B.H. Kline

                        Specialty Teleconstructors, Inc.
                     Pro Forma Combined Financial Statements

                                   (Unaudited)


(b)   Pro Forma Financial Statements.

      The following pro forma combined summary of operations combines the results of operations of STI, Holdings, TowerCom, Kline, HSW and Miller as if all acquisitions occurred at the beginning of the periods presented. The pro forma information for Kline represents Holdings' one-third interest accounted on the equity method. The pro forma combined summary of operations reflects known changes resulting from the acquisitions but does not reflect impacts of any changes in operations, anticipated efficiencies and synergies from consolidation.

      The pro forma combined balance sheet reflects STI's consolidated balance sheet as of March 31, 1998 combined with the balance sheets of Holdings as of March 31, 1998, as if the acquisition of Holdings had occurred on March 31, 1998. TowerCom, HSW and Miller are included in the Holdings balance sheet as of March 31, 1998.

      The business of these entities is subject to seasonal fluctuations and, therefore, the results of operations for periods less than twelve months may not be indicative of annual results. The pro forma adjustments are based on preliminary estimates, available information, and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pro forma combined financial information does not purport to represent what STI's financial position or results or operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of STI's financial position or results of operations for any future period. The pro forma combined financial information should be read in conjunction with the historical financial statements of STI, Holdings, TowerCom, Kline, HSW and Miller included herein or previously filed with the Securities and Exchange Commission.

                        Specialty Teleconstructors, Inc.
                       Pro Forma Combined Income Statement

                            Year Ended June 30, 1997
                                   (Unaudited)

                                                                                                            PRO FORMA    PRO FORMA
              DESCRIPTION             STI (A)   HOLDINGS (A) TOWERCOM (A)  HSW (A)   KLINE (A)  MILLER (A) ADJUSTMENTS    COMBINED
---------------------------------- ------------ ------------ ------------ --------- ---------- ----------- -----------   ---------
Revenues earned:
  Installation services........... $ 57,250,485 $     ---- $       ---- $     ---- $    ----  $      ---- $       ----  $57,250,485
  Component sales.................    8,376,315       ----         ----       ----      ----         ----         ----    8,376,315
  Tower leasing ..................          ---    566,628    2,737,795    830,144      ----    1,570,747         ----    5,705,314
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------
   Total revenues earned..........   65,626,800    566,628    2,737,795    830,144      ----    1,570,747         ----   71,332,114
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------

Cost of revenues earned:
  Installation services...........   48,298,454       ----         ----       ----      ----         ----         ----   48,298,454
  Component sales.................    5,113,096       ----         ----       ----      ----         ----         ----    5,113,096
  Tower leasing...................         ----     42,112      681,234    293,978      ----      577,295  (136,609) D    1,458,010
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------
    Total cost of revenues earned.   53,411,550     42,112      681,234    293,978      ----      577,295    (136,609)   54,869,560
                                   ------------ ---------- ------------ ---------- ---------  ----------- -----------   -----------

Gross profit on revenues earned...   12,215,250    524,516    2,056,561    536,166      ----      993,452    136,609     16,462,554

Selling, general and
  administrative expenses.........    5,915,808       ----      437,603       ----      ----      253,762   2,630,396E    9,167,399
                                                                                                            (231,282)H
                                                                                                             (18,888)I
                                                                                                             180,000 J

Earnings from operations..........    6,299,442    524,516    1,618,958    536,166      ----      739,690  (2,423,617)    7,295,155
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------

Other income (deductions):
  Interest income.................      181,516       ----       25,613       ----      ----        6,506         ----      213,635
  Interest expense................    (429,615)       ----    (607,449)       ----      ----    (389,896)   997,345  F    (429,615)
  Earnings in affiliates..........         ----       ----         ----       ----   336,458        1,119         ----      337,577
  Other, net......................     (20,101)       ----         ----       ----      ----         ----         ----     (20,101)
                                   -----------  ---------- ------------ ---------- ---------  ----------- ------------  -----------
                                      (268,200)       ----    (581,836)       ----   336,458    (382,271)      997,345      101,496
                                   -----------  ---------- -----------  ---------- ---------  ----------  ------------  -----------
  Earnings before income taxes....    6,031,242    524,516    1,037,122    536,166   336,458      357,419  (1,426,272)    7,396,651

Income taxes......................      343,500       ----         ----       ----      ----         ----   628,500  K      972,000
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------
  Net earnings....................    5,687,742    524,516    1,037,122    536,166   336,458      357,419  (2,054,772)    6,424,651
                                   ------------ ---------- ------------ ---------- ---------  ----------- -----------   -----------

Supplemental information:
  Net earnings....................    5,687,742    524,516    1,037,122    536,166   336,458      357,419  (2,054,772)    6,424,651
  Pro forma adjustment for income
taxes
    of entity acquired by STI         2,140,500       ----         ----       ----      ----         ----         ----    2,140,500
                                   ------------ ---------- ------------ ---------- ---------  ----------- ------------  -----------
unrelated to
    this transaction previously
filing as an
    S Corporation.................
  Supplemental net earnings after  $  3,547,242 $  524,516 $  1,037,122 $  536,166 $ 336,458  $   357,419 $(2,054,772)  $ 4,284,151
                                   ============ ========== ============ ========== =========  =========== ===========   ===========
    adjustment for Income taxes of
    acquired entity...............

Shares of common stock used in
  computing earnings per share:
   Basic..........................    7,110,282       ----         ----       ----      ----         ----  6,750,000 G   13,860,282
                                   ============ ========== ============ ========== =========  =========== ============  ===========
   Diluted........................    7,188,758       ----         ----       ----      ----         ----  6,750,000 G   13,938,758
                                   ============ ========== ============ ========== =========  =========== ============  ===========

Net earnings per common share:
   Basic.......................... $       0.80                                                                         $      0.46
                                   ============                                                                         ===========
   Diluted........................ $       0.79                                                                         $      0.46
                                   ============                                                                         ===========

Supplemental net earnings per
  common share:
   Basic.......................... $       0.50                                                                         $      0.31
                                   ============                                                                         ===========
   Diluted........................ $       0.49                                                                         $      0.31
                                   ============                                                                         ===========

       See accompanying notes to pro forma combined financial statements.

                        Specialty Teleconstructors, Inc.
                        Pro Forma Combined Balance Sheet

                                 March 31, 1998:
                                   (Unaudited)

                                                            PRO FORMA      PRO FORMA
        DESCRIPTION              STI       HOLDINGS (C)    ADJUSTMENTS     COMBINED
        -----------              ---       ------------    -----------     --------

Cash and cash equivalents.  $  1,405,400  $   4,200,437 $           ---- $  5,605,837
Available for sale
securities................        50,000           ----             ----       50,000
Contracts receivable, net.    14,431,737        216,778             ----   14,648,515
Costs and estimated
 earnings in excess of
  billings on uncompleted
  contracts...............     3,220,249           ----             ----    3,220,249

Finished goods inventory..     3,523,546           ----             ----    3,523,546
Prepaid income taxes......       261,775           ----             ----      261,775
Other.....................       402,318        180,623             ----      582,941
                            ------------  ------------- ---------------- ------------
  Total current assets....    23,295,025      4,597,838             ----   27,892,663

Property and equipment, net    9,405,468     21,251,451             ----   30,656,919
  Goodwill, net of                                          81,633,143 L
  amortization............     3,231,872     61,387,761   (61,387,761) M   84,865,015
Investment in
  unconsolidated subs.....          ----      7,670,081             ----    7,670,081

Other assets, net.........       600,017         82,197             ----      682,214
                            ------------  ------------- ---------------- ------------
  Total assets............    36,532,382     94,989,328       20,245,382  151,767,092
                            ------------  ------------- ---------------- ------------
                                                                    ----
Trade accounts payable....     4,589,709      1,648,475             ----    6,238,184
Lines of credit...........     3,031,171           ----             ----    3,031,171
Notes payable to
  stockholder.............       999,000           ----             ----      999,000
Billings in excess of costs
  and estimated earnings on
  uncompleted contracts...       469,497           ----             ----      469,497
Accrued expenses..........       616,535      1,086,235             ----    1,702,770
Current installments of
  notes payable...........       570,998           ----             ----      570,998
Current income taxes
  payable.................     1,142,848           ----             ----    1,142,848
Deferred income taxes.....       372,469           ----             ----      372,469
                            ------------  ------------- ---------------- ------------
Total current liabilities.    11,792,227      2,734,710             ----   14,526,937
Deferred income taxes.....        90,000           ----             ----       90,000
Notes payable to banks....     2,404,760           ----             ----    2,404,760
                            ------------  ------------- ---------------- ------------
  Total liabilities.......    14,286,987      2,734,710             ----   17,021,697
                            ------------  ------------- ---------------- ------------

Stockholders' Equity:
  Common stock............        81,555        929,060         67,500 L      149,055
                                                             (929,060) M
  Additional
paid-in-capital...........    14,528,644     92,051,940    112,432,500 L  126,961,144
                                                          (92,051,940) M

  Treasury stock..........   (1,387,500)           ----             ----  (1,387,500)

  Retained earnings.......     9,022,696      (726,382)          726,382    9,022,696
                            ------------  ------------  ---------------- ------------
  Total stockholders'
    equity................    22,245,395     92,254,618       18,769,639  134,745,395
                            ------------  ------------- ---------------- ------------
  Total stockholders'
    equity and liabilities  $ 36,532,382  $  94,989,328 $     20,245,382 $151,767,092
                            ============  ============= ================ ============


       See accompanying notes to pro forma combined financial statements.

                        Specialty Teleconstructors, Inc.
                       Pro Forma Combined Income Statement

                     Nine-Month Period Ended March 31, 1998:
                                   (Unaudited)

                                                                                                             PRO FORMA    PRO FORMA
           DESCRIPTION                STI     HOLDINGS (B) TOWERCOM (B)   HSW (B)   KLINE (B)  MILLER (B)   ADJUSTMENTS   COMBINED
-------------------------------   ----------- ------------ ------------ --------- ----------- ------------ ------------  ----------
Revenues earned:
  Installation services........   $39,835,298 $       ---- $       ---- $    ---- $      ---- $       ----              $ 39,835,298
  Component sales..............     5,191,456         ----         ----      ----        ----         ----                 5,191,456
  Tower leasing................          ----      470,859    2,121,603   837,677        ----    1,207,926                 4,628,065
                                  ----------- ------------ ------------ --------- ----------- ------------              ------------
    Total revenues earned......    45,026,754      470,859    2,121,603   837,677        ----    1,207,926                49,664,819
                                  ----------- ------------ ------------ --------- ----------- ------------              ------------

Cost of revenues earned:
  Installation services........    34,422,763         ----         ----      ----        ----         ----                34,422,763
  Component sales..............     3,222,544         ----         ----      ----        ----         ----                 3,222,544
  Tower leasing................          ----       58,113      470,761   284,431        ----      440,028 $  (51,212)H    1,202,121
                                  ----------- ------------ ------------ --------- ----------- ------------ ----------   ------------
    Total cost of revenues earned  37,645,307       58,113      470,761   284,431        ----      440,028     (51,212)   38,847,428
                                  ----------- ------------ ------------ --------- ----------- ------------ -----------  ------------

    Gross profit on revenues
      earned...................     7,381,447      412,746    1,650,842   553,246        ----      767,898       51,212   10,817,391

Selling, general and
administrative                      2,978,303    1,478,010      323,945    87,520        ----      247,332   1,700,394E    6,813,523
  expenses.....................
                                                                                                             (122,538)H
                                                                                                              (14,443)I
                                                                                                               135,000J

  Earnings from operations.....     4,403,144  (1,065,264)    1,326,897   465,726        ----      520,566  (1,647,201)    4,003,868
                                  ----------- ------------ ------------ --------- ----------- ------------ ------------ ------------

Other income (deductions):
  Interest income..............        87,068        3,743       30,533      ----        ----        6,918         ----      128,282
  Interest expense.............     (375,688)     (45,240)    (330,647)      ----        ----    (216,890)     547,537F    (420,928)
  Earnings in affiliates.......          ----         ----         ----      ----     473,340         ----         ----      473,340
  Other, net...................       122,337         ----         ----      ----        ----        3,930         ----      126,267
                                  ----------- ------------ ------------ --------- ----------- ------------ ------------ ------------
                                    (166,283)     (41,497)    (300,094)      ----     473,340    (206,042)      547,537      306,961
                                  ----------  -----------  -----------  --------- ----------- -----------  ------------ ------------
    Earnings before income taxes    4,236,861  (1,106,761)    1,026,803   465,726     473,340      314,624  (1,099,664)    4,310,829
                                                                                  ----------- ------------ -----------  ------------

Income taxes...................     1,624,000         ----         ----      ----        ----         ----     152,000K    1,776,000
                                  ----------- ------------ ------------ --------- ----------- ------------ -----------  ------------

  Net earnings.................   $ 2,612,861 $(1,106,761) $  1,026,803 $ 465,726 $   473,340 $    314,524 $(1,251,664) $  2,534,829
                                  =========== ============ ============ ========= =========== ============ ============ ============

Shares of common stock used
 in computing earnings per share:
    Basic......................     7,939,998                                                                6,750,000G   14,689,998
                                  ===========                                                              ============ ============
    Diluted....................     8,061,836                                                                6,750,000G   14,811,835
                                  ===========                                                              ============ ============

Net earnings per common share:
    Basic......................   $      0.33                                                                           $       0.17
                                  ===========                                                                           ============
    Diluted....................   $      0.32                                                                           $       0.17
                                  ===========                                                                           ============


       See accompanying notes to pro forma combined financial statements.

                        Specialty Teleconstructors, Inc.

                Notes to Pro Forma Combined Financial Information

                                   (Unaudited)

(A) The year ended June 30, 1997 for STI does not include the operations of Holdings as their operation did not commence until October 15, 1997. However, activity pertaining to immaterial acquisitions by Holdings with operations during this period are reflected in the Holdings column. The amounts presented for TowerCom, HSW, Kline and Miller represent historical activity for the year ended June 30, 1997. The amounts under the Kline column reflects Holdings' equity interest in one-third of the net earnings of Kline, which does not require consolidation. See Note (K) below for a discussion of pro forma income taxes and the reason that historical income taxes are not provided for the acquired entities. The supplemental information presented in the STI column represents the pro forma adjustment to historical income taxes of STI and the effect on earnings related to the fiscal year 1997 acquisition of Microwave Tower Service, Inc., which was an S corporation and was accounted for as a pooling of interests. See Note 12 to the STI consolidated financial statements in its 1997 Form 10-KSB.

(B) The nine-month period ended March 31, 1998 includes the operations of Holdings for the period October 15, 1997 (inception) through March 31, 1998, including post-acquisition results of TowerCom, Miller and HSW. The amounts under the TowerCom and Miller columns represents the seven-month period ended January 31, 1998 prior to Holdings purchasing each of the operations. The amounts under the HSW column are for the period July 1, 1997 through January 15, 1998, when Holdings purchased the operation. See Note (K) for discussions of pro forma income taxes and the reason historical income taxes are not provided for the acquired entities.

(C) As of March 31, 1998, Holdings had acquired TowerCom, HSW, Miller and its one-third interest in Kline; accordingly, such acquisitions are reported in the historical balance sheet of Holdings.

(D) To reflect depreciation of property and equipment based on fair value adjustments in connection with applying purchase accounting and the change in depreciable life from a fifteen (15) year period to a thirty (30) year period.

(E) To reflect amortization of intangible assets resulting from the application of purchase accounting producing preliminary goodwill of approximately $81,600,000. For purposes of the pro forma combined results of operations, STI has used a weighted average useful life of approximately 30 years for amortization purposes. STI is in the process of completing the allocation of purchase price, including the identification of identifiable intangible assets.

(F) To reflect elimination of historical interest expense related to TowerCom and Miller. The indebtedness of such entities was either not assumed or was repaid at acquisition using equity funding. STI's acquisition of Holdings is being funded entirely by the issuance of common equity.

(G) To reflect shares of STI common stock issued in connection with the acquisition of Holdings as if they had been outstanding for the entire period.

(H) Prospective increase in compensation of an officer of STI offset by contractual reductions in historical compensation of former owners of acquired entities, employee benefits, management fees, and other contractual items eliminated for the acquisition.

(I) Amounts associated with items not acquired in acquisition. Also includes acquisition costs expensed by acquired entities that are not applicable to ongoing operations.

(J) To reflect oversight fee payable to Hicks, Muse, Tate & Furst based on the higher of $180,000 per year or .2% of revenues. For the year ended June 30, 1997 and the nine-month period ended March 31, 1998, the minimum fee would have been paid.

(K) To reflect income tax expense at STI's effective tax rate of 39% for all pro forma adjustments and results of operations of the acquired entities, including the effect of TowerCom, HSW and Miller as if these entities had been a C corporation throughout the stated periods, giving the effect to non-deductible goodwill amortization.

(L) To reflect the application of purchase accounting to STI's acquisition of Holdings. The total purchase price of $112,500,000 was paid through the issuance of 6,750,000 shares of STI's common stock, valued at $16.67 per share.

(M) To eliminate historical balances of the acquired entities.

    (c)     Exhibits.

            Exhibit 2.1 - Amended and Restated Agreement and Plan of Merger, dated April 22, 1998, among Specialty Teleconstructors, Inc., OAI Acquisition Corp., OmniAmerica Holdings Corporation, OmniAmerica, Inc., Omni/HSW Acquisition, Inc. and HMTF/Omni Partners, L.P.*

            Exhibit 4.1 - Post-Merger Stockholders Agreement, dated April 23, 1998, among Specialty Teleconstructors, Inc. and the stockholders of Specialty Teleconstructors, Inc. party thereto.*

            Exhibit 10.1 - Executive Employment Agreement, dated February 16, 1998, effective as of the Effective Time, between Specialty Teleconstructors, Inc. and Michael R. Budagher.*

            Exhibit 10.2 - Executive Employment Agreement, dated February 16, 1998, effective as of the Effective Time, between Specialty Teleconstructors, Inc. and Carl E. Hirsch.*

            Exhibit 10.3 - First Amendment to Employment Agreement, April dated 22, 1998, effective as of the Effective Time, between Specialty Teleconstructors, Inc. and Jeffrey A. Howard.*

            Exhibit 10.4 - Executive Employment Agreement, dated February 16, 1998, effective as of the Effective Time, between Specialty Teleconstructors, Inc. and Anthony S. Ocepek.*

            Exhibit 23.1 - Consent of Ernst & Young LLP

            Exhibit 23.2 - Consent of KPMG Peat Marwick LLP

            Exhibit 23.3 - Consent of Derrick Stubbs & Stith, L.L.P.

            Exhibit 23.4 - Consent of Mendlowitz Weitsen, LLP

            Exhibit 99.1 - Press Release, dated April 24, 1998.*

            Exhibit 99.2 - Resignation of Terry D. Farmer, effective as of the Effective Time.*

            Exhibit 99.3 - Resignation of Frank D. Lackey, effective as of the Effective Time.*

            Exhibit 99.4 - Resignation of Jon D. Word, effective as of the Effective Time.*

----------
*Previously filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SPECIALTY TELECONSTRUCTORS, INC.
                                   (Registrant)


Date:       July 7, 1998           By: /s/ F. Howard Mandel
                                       -------------------------------------
                                       F. Howard Mandel
                                       Vice President and General Counsel

    The registrant hereby agrees to supplementally furnish to the Securities and Exchange Commission, upon request, copies of all schedules to the Amended and Restated Agreement and Plan of Merger, dated as of April 22, 1998, among Specialty Teleconstructors, Inc., OAI Acquisition Corp., OmniAmerica Holdings Corporation, OmniAmerica, Inc., Omni/HSW Acquisition, Inc. and HMTF/Omni Partners, L.P., as listed below:

  SCHEDULES

  4.1.1     Corporate and Partnership Existence and Authority
  4.1.2     Capitalization
  4.1.5     Governmental and Other Consents
  4.1.6     Financial Statements
  4.1.7     Absence of Certain Liabilities
  4.1.8     Absence of Changes
  4.1.12    Insurance
  4.1.13    Title to Properties
  4.1.14    Real Property and Real Property Leases
  4.1.15    Intangible Personal Property
  4.1.16    Agreements
  4.1.17    Indebtedness and Guaranties
  4.1.18    Debts to and from Related Parties
  4.1.21    ERISA
  4.1.22    Employees
  4.1.23    No Conflicts of Interest
  4.1.27    Tower Space Leases
  4.1.28    KISCO Shares
  4.2.4     OmniPartners Consents
  4.3.1     Corporate Existence and Authority of STI
  4.3.2     Capitalization of STI
  4.3.4     Execution; No Violations of STI
  4.3.5     Governmental and Other Consents of STI
  4.3.6     Financial Statements of STI
  4.3.8     Absence of Changes of STI
  4.3.10    Disputes and Litigation of STI
  4.3.12    Insurance of STI
  4.3.13    Title to Properties of STI
  4.3.14    Real Property and Real Property Leases of STI
  4.3.15    Intangible Personal Property of STI
  4.3.16    Agreements of STI
  4.3.17    Indebtedness and Guaranties of STI
  4.3.18    Debts to and from Related Parties of STI
  4.3.21    Employee Benefits of STI
  4.3.25    Licenses of STI



                                          SPECIALTY TELECONSTRUCTORS, INC.

Date:       July 7, 1998                  By: /s/ F. Howard Mandel
                                              -------------------------------
                                              F. Howard Mandel
                                              Vice President and
                                              General Counsel

                                  EXHIBIT INDEX

  Exhibit

  2.1       -     Amended and Restated Agreement and Plan of Merger, dated April
                  22, 1998, among Specialty Teleconstructors, Inc., OAI
                  Acquisition Corp., OmniAmerica Holdings Corporation,
                  OmniAmerica, Inc., Omni/HSW Acquisition, Inc. and HMTF/Omni
                  Partners, L.P.*

  4.1       -     Post-Merger Stockholders Agreement, dated April 23, 1998,
                  among Specialty Teleconstructors, Inc. and the stockholders of Specialty Teleconstructors, Inc. party thereto.*

  10.1      -     Executive Employment Agreement, dated February 16, 1998,
                  effective as of the Effective Time, between Specialty
                  Teleconstructors, Inc. and Michael R. Budagher.*

  10.2      -     Executive Employment Agreement, dated February 16, 1998,
                  effective as of the Effective Time, between Specialty
                  Teleconstructors, Inc. and Carl E. Hirsch.*

  10.3      -     First Amendment to Employment Agreement, dated April 22, 1998, effective as of the Effective Time, between Specialty
                  Teleconstructors, Inc. and Jeffrey A. Howard.*

  10.4      -     Executive Employment Agreement, dated February 16, 1998,
                  effective as of the Effective Time, between Specialty
                  Teleconstructors, Inc. and Anthony S. Ocepek.*

  23.1      -     Consent of Ernst & Young LLP

  23.2      -     Consent of KPMG Peat Marwick LLP

  23.3      -     Consent of Derrick Stubbs & Stith, L.L.P.

  23.4      -     Consent of Mendlowitz Weitsen, LLP

  99.1      -     Press Release, dated April 24, 1998.*

  99.2      -     Resignation of Terry D. Farmer, effective as of the Effective
                  Time.*

  99.3      -     Resignation of Frank D. Lackey, effective as of the Effective
                  Time.*

  99.4      -     Resignation of Jon D. Word, effective as of the Effective
                  Time.*


--------------
*Previously filed.